EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             INTEGRAL SYSTEMS, INC.,

                             REAL TIME LOGIC, INC.,

                                ISI MERGER CORP.,

                 CERTAIN SHAREHOLDERS OF REAL TIME LOGIC, INC.,

                                       AND

                                RANDAL E. CULVER,

                         as Shareholders' Representative

                                      DATED

                                 OCTOBER 1, 2002

                                TABLE OF CONTENTS
1. DESCRIPTION OF TRANSACTION ..................................................  2

 1.1  The Merger ...............................................................  2
 1.2  Effect of the Merger .....................................................  2
 1.3. Tax Matters ..............................................................  2
 1.4  Articles of Incorporation and Bylaws; Directors and Officers .............  2
 1.5  Conversion of Shares .....................................................  2
 1.6  Determination and Payment of Contingent Purchase Price ...................  5
 1.7  Payment of Purchase Price ................................................  7
 1.8  Appraisal Rights ......................................................... 10

2. CLOSING ..................................................................... 11

 2.1  Closing .................................................................. 11
 2.2  Deliveries at the Closing ................................................ 11

3. REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS AND THE COMPANY .... 11

 3.1  Organization, Qualification and Corporate Power .......................... 12
 3.2  Authorization; Validity .................................................. 12
 3.3  Capitalization of the Company ............................................ 13
 3.4  Subsidiaries ............................................................. 14
 3.5  No Conflicts ............................................................. 14
 3.6  No Defaults .............................................................. 15
 3.7  Required Governmental Filings and Consents ............................... 15
 3.8  Financial Statements ..................................................... 15
 3.9  Liabilities and Obligations .............................................. 15
 3.10 Accounts and Notes Receivable ............................................ 16
 3.11 Governmental Permits and Licenses ........................................ 16
 3.12 Environmental Matters .................................................... 17
 3.13 Real and Personal Property ............................................... 18
 3.14 Material Contracts ....................................................... 20
 3.15 Intellectual Property .................................................... 23
 3.16 Insurance ................................................................ 27
 3.17 Compensation; Employment Agreements ...................................... 27
 3.18 Employee Benefit Plans ................................................... 28
 3.19 Conformity with Law; Litigation .......................................... 30
 3.20 Taxes .................................................................... 30
 3.21 Absence of Changes ....................................................... 32
 3.22 Bank Accounts; Powers of Attorney ........................................ 34
 3.23 Customers; Backlog; Returns and Complaints ............................... 34
 3.24 Brokers; Finders ......................................................... 34
 3.25 Interests of Shareholder or Officers ..................................... 34
 3.26 Government Contracts ..................................................... 34
 3.27 Disclosure ............................................................... 36

4. REPRESENTATIONS OF INTEGRAL ................................................. 37

 4.1  Due Organization ......................................................... 37

  4.2  Authorization; Validity of Obligations ..........................................  37
  4.3  No Conflicts ....................................................................  38
  4.4  The Integral Common Stock .......................................................  38
  4.5  Litigation ......................................................................  38
  4.6  SEC Filings; Financial Statements ...............................................  39
  4.7  Non-Competition .................................................................  39
  4.8  Rule 16a-1 ......................................................................  39

 5. ADDITIONAL AGREEMENTS ..............................................................  39

 6. POST-CLOSING COVENANTS AND OTHER AGREEMENTS ........................................  39

  6.1  Confidentiality .................................................................  39
  6.2  Operation of the Surviving Corporation Subsequent to the Closing ................  40
  6.3  Allocation of Purchase Price ....................................................  40
  6.4  Integral Filings ................................................................  40
  6.5  Tax Returns .....................................................................  40
  6.6  Registration ....................................................................  41
  6.7  Third-Party Consents ............................................................  43
  6.8  Changes in Integral Common Stock ................................................  43
  6.9  8-K .............................................................................  43
  6.10 Employee Proprietary Information, Inventions and Non-Competition Agreement ......  43
  6.11 Western National Bank Debt ......................................................  43
  6.12 General .........................................................................  44

 7. CLOSING DELIVERIES .................................................................  44

  7.1  Deliveries of the Company and the Major Shareholders ............................  44
  7.2  Deliveries of Integral ..........................................................  45

 8. REMEDIES FOR BREACHES OF THIS AGREEMENT ............................................  46

  8.1  Survival of Representations and Warranties ......................................  46
  8.2  Indemnity .......................................................................  46
  8.3  Notice of Claim by the Shareholders .............................................  47
  8.4  Tax Refund Claims Escrow Arrangements ...........................................  48
  8.5  Set-Off Rights ..................................................................  49
  8.6  Limitation ......................................................................  51

 9. NONCOMPETITION .....................................................................  51

  9.1  Prohibited Activities ...........................................................  51
  9.2  Damages .........................................................................  52
  9.3  Reasonable Restraint ............................................................  52
  9.4  Severability; Reformation .......................................................  53
  9.5  Independent Covenant ............................................................  53
  9.6  Materiality .....................................................................  53

10. GENERAL ............................................................................  53

 10.1  Shareholders' Representative ....................................................  53
 10.2  Shareholders ....................................................................  56
 10.3  Cooperation .....................................................................  56
 10.4  Successors and Assigns ..........................................................  56

 10.5   Entire Agreement ..................................................   56
 10.6   Counterparts ......................................................   56
 10.7   Brokers and Agents ................................................   57
 10.8   Expenses ..........................................................   57
 10.9   Notices ...........................................................   57
 10.10  Limited Arbitration ...............................................   58
 10.11  Governing Law; Venue ..............................................   60
 10.12  Severability ......................................................   60
 10.13  Absence of Third-Party Beneficiary Rights .........................   60
 10.14  Mutual Drafting ...................................................   60
 10.15  Further Representations ...........................................   60
 10.16  Amendment; Waiver .................................................   60
 10.17  Public Disclosure .................................................   60
 10.18  Pronouns ..........................................................   61

Exhibit 1              List of Major Shareholders
Exhibit 1.7(d)(ii)     Letter of Transmittal and Stock Power
Exhibit 1.7(d)(iii)    Investment Agreement
Exhibit 1.7(d)(iv)     Shareholder's Representation Agreement
Exhibit 2.1            Articles of Merger and Plan of Merger
Exhibit 6.8            Employee Proprietary Information, Inventions and Non-
                       Competition Agreement
Exhibit 7.1(d)         Form of Opinion of Counsel to the Company and the Major
                       Shareholders
Exhibit 7.2(b)         Form of Opinion of Counsel to Integral

Schedule 1.5           Conversion of Shares
Schedule 1.6           Earnout Formulas
Schedule 3.1           Organization, Qualification and Corporate Power
Schedule 3.3           Capitalization of the Company
Schedule 3.7           Required Governmental Filings and Consents
Schedule 3.8           Financial Statements
Schedule 3.9           Liabilities and Obligations
Schedule 3.10          Liens with Respect to Accounts and Notes Receivable
Schedule 3.11          Certain Material Permits
Schedule 3.12          Environmental Matters
Schedule 3.13(b)       Real Property
Schedule 3.13(c)       Leases
Schedule 3.13(d)       Title to Assets
Schedule 3.14          Material Contracts
Schedule 3.15(a)       Intellectual Property
Schedule 3.15(c)       Company Intellectual Property
Schedule 3.15(d)       Third-Party Intellectual Property
Schedule 3.15(e)       Licensed Intellectual Property
Schedule 3.15(g)       Intellectual Property
Schedule 3.16          Insurance

Schedule 3.17     Compensation: Employment Agreements
Schedule 3.18     Employee Benefit Plans
Schedule 3.19     Conformity with Law: Litigation
Schedule 3.20     Taxes
Schedule 3.21     Absence of Changes
Schedule 3.22     Bank Accounts: Powers of Attorney
Schedule 3.23     Customers; Backlog; Returns and Complaints
Schedule 3.24     Brokers and Finders
Schedule 3.26     Government Contracts
Schedule 3.27     Projections
Schedule 6.2      Surviving Corporation Operating Guidelines
Schedule 6.7      Consents

(Except for Exhibit 1 and Schedule 1.6, the foregoing Exhibits and Schedules to this Agreement and Plan of Reorganization have been omitted. Integral Systems, Inc. agrees to furnish a copy of any such omitted Exhibits and Schedules supplementally to the Commission upon request.)

                             INDEX OF DEFINED TERMS

A

Adverse Consequence .....................................................  46
Adverse Consequences ....................................................  46
Agreement ...............................................................   1
Average Price ...........................................................   4

B

Base Cash Purchase Price ................................................   3
Base Purchase Price .....................................................   4
Base Stock Consideration ................................................   4
Broker's or Finder's Fee ................................................  34
business of Integral ....................................................  52

C

Cash Escrow .............................................................   8
CBCA ....................................................................   1
Charter Documents .......................................................  12
Closing .................................................................  11
Closing Date ............................................................  11
Closing Date Balance Sheet ..............................................   4
Code ....................................................................   1
Company .................................................................   1
Company Common Stock ....................................................   1
Company Financial Statements ............................................  16
Company Stock Certificate ...............................................   5
Company Stock Certificates ..............................................   5
Company Third-Party Consents ............................................  22
Contingent Purchase Price ...............................................   3
customer ................................................................  52

D

Dissenting Shares .......................................................  10

E

Earnout Report ..........................................................   6
Earnout Stock Consideration .............................................   6
Effective Time ..........................................................  11
Environmental Authorizations ............................................  18
Environmental Claims ....................................................  18
ERISA ...................................................................  28
Escrow Agent ............................................................  48
Escrow Agreement ........................................................  49
Escrow Fund .............................................................  49
Escrow Shares ...........................................................   8
Excess Cash Purchase Price ..............................................   4
Excess Purchase Price ...................................................   4
Excess Shareholder Equity ...............................................   3
Excess Stock Consideration ..............................................   4
Exchange Act ............................................................  13

F

Final Tax Returns .......................................................  40
Financial Projections ...................................................  37

G

Government Contract .....................................................  36
Government Subcontract ..................................................  36
Governmental Authority ..................................................  15

H

Hazardous Material ......................................................  17

I

Initial Cash Purchase Price .............................................   4
Initial Purchase Price ..................................................   4
Initial Stock Consideration .............................................   4
Integral ................................................................   1
Integral Common Stock ...................................................   3
Integral's business .....................................................  52
Intellectual Property ...................................................  26
Interim Balance Sheet ...................................................  16
Interim Balance Sheet Date ..............................................  16
Interim Financials ......................................................  16
Investment Agreement ....................................................   9

L

Laws ....................................................................  20
Lease ...................................................................  19
Leased Premises .........................................................  19
Leases ..................................................................  19
Legal Fees ..............................................................  57
Liabilities .............................................................  16
Liens ...................................................................  13

M

Major Shareholder .......................................................   1
Major Shareholders ......................................................   1
Material Adverse Effect .................................................  32
Material Contracts ......................................................  22
Material Permit .........................................................  17
Material Permits ........................................................  17
Merger ..................................................................   1
Merger Sub ..............................................................   1
Minimum Refund Amount ...................................................  17

N

Non-Competing Party .....................................................  51

O

Objection Notice ...........................................................  59
Outstanding Shares .........................................................  13

P

Parties ....................................................................   1
Plan .......................................................................  28
Plans ......................................................................  28
Pre-Tax Earnings ...........................................................   5
Purchase Price .............................................................   5

R

Registrable Securities .....................................................  41

S

S-3 ........................................................................  41
SEC ........................................................................  39
Securities Act .............................................................  13
Securities Documents .......................................................  39
Shareholder's Representation Agreement .....................................   9
Shareholders ...............................................................   2
Significant Customers ......................................................  34
Surviving Corporation ......................................................   2

T

Tax ........................................................................  31
Tax Refund Claims ..........................................................  41
Tax Return .................................................................  32
Taxes ......................................................................  31

Y

Year-End Financials ........................................................  16

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this 1/st/ day of October, 2002 by and among Integral Systems, Inc., a Maryland corporation ("Integral"), Real Time Logic, Inc., a Colorado corporation (the "Company"), ISI Merger Corp., a Colorado corporation and a wholly-owned subsidiary of Integral (the "Merger Sub"), each of the individuals or entities designated on Exhibit 1 attached hereto as a Major Shareholder (each, a "Major Shareholder" and collectively, the "Major Shareholders"), and Randal E. Culver in his capacity as Shareholders' Representative. Integral, the Merger Sub, the Company, the Major Shareholders and the Shareholders' Representative may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, the Major Shareholders collectively own an aggregate of One Million Two Hundred Sixty-Eight Thousand Five Hundred Twenty (1,268,520) shares of the common stock of the Company, no par value per share (the "Company Common Stock"), which represents greater than fifty percent (50%) of the issued and outstanding equity securities of the Company on a fully-diluted basis (including without limitation any and all shares of Company Common Stock issuable pursuant to options, warrants, convertible securities and any other rights to acquire shares of Company Common Stock outstanding as of the date hereof); and

         WHEREAS, Integral, the Merger Sub, the Company and the Major Shareholders intend to effect a merger of the Company with and into the Merger Sub (the "Merger"), in accordance with the terms and conditions set forth herein and the Colorado Business Corporation Act (the "CBCA"); and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, any capitalized term used herein and not defined at its first usage shall have the definition given such term on the page of this Agreement referenced in the Index of Defined Terms appended to this Agreement.

         NOW, THEREFORE, in consideration of the premises and recitals and of the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

1.       DESCRIPTION OF TRANSACTION

         1.1 The Merger. Upon the terms and conditions of this Agreement, at the Effective Time and in accordance with the CBCA, the Company shall be merged with and into the Merger Sub, which shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of the Company shall cease.

         1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CBCA.

         1.3. Tax Matters. It is intended by the Parties hereto that the Merger shall constitute a reorganization of Integral and the Company within the meaning of Section 368(a)(2)(D) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" of Integral and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Integral prior to the Effective Time:

               (a) the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the articles of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that the name of the Surviving Corporation shall be "Real Time Logic, Inc.;"

               (b) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that the name of the Surviving Corporation shall be "Real Time Logic, Inc.;" and

               (c) the officers and directors of the Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers and directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal.

         1.5   Conversion of Shares.

               (a) Subject to the terms and conditions of this Agreement (including without limitation the terms and conditions set forth in Section 1.7), at the Effective Time, by virtue of the Merger and without any further action on the part of Integral, the Merger Sub, the Company, the Major Shareholders or the other shareholders of the Company (together with the Major Shareholders, the "Shareholders"):

               (i) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock and delivery of such letters, signatures pages, agreements and other documents as are or may be required under Section 1.7, in each case in the manner provided in Section 1.7:

                     (A) a cash amount equal to that certain portion of the Base Cash Purchase Price set forth in Column A of Schedule 1.5 opposite the name of the holder of such shares of Company Common Stock; and

                     (B) a number of shares of common stock of Integral, par value $0.01 per share (the "Integral Common Stock"), equal to that certain portion of the Base Stock Consideration set forth in Column B of Schedule 1.5 opposite the name of the holder of such shares of Company Common Stock; and

                     (C) at the time and in the manner specified in Section 1.7(c) and subject to the other provisions of this Agreement, any portion of the Excess Cash Purchase Price and the Excess Stock Consideration, if any, payable with respect to such shares of Company Common Stock; and

                     (D) at the times and in the manner specified in Section 1.6 and subject to the other provisions of this Agreement, any consideration payable with respect to such shares of Company Common Stock pursuant to Section 1.6 (such amounts, the "Contingent Purchase Price"; and

               (ii) all of the shares of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

         (b) Any consideration payable pursuant to Section 1.5(a) shall be paid as set forth in this Section 1.5 and in Sections 1.6 and 1.7. The amount, timing and form of consideration to be payable to the Shareholders, and the manner of payment, is set forth in this Article 1.

         (c)   For purposes of this Agreement,

               (i) The "Base Cash Purchase Price" shall mean Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000).

               (ii) The "Excess Shareholder Equity" shall mean an amount (greater than zero), if any, equal to the lesser of

                     (A) the difference between

                         (x) the amount of "Shareholder Equity" with respect to
the Company as determined in accordance with GAAP applied consistently with the Company's accounting practices and as set forth on a balance sheet for the Company dated as of the Closing Date (the "Closing Date Balance Sheet") and delivered to Integral by the Shareholders' Representative no later than fifteen (15) days after the Closing Date and

                            (y)  $9,000,000,

                      and

                      (B)   $1,000,000.

The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company's past practices and shall fairly present the financial position of the Company as of the date thereof in all material respects, subject to normal year-end audit adjustments and the omission of complete footnote information, and shall be true, correct and complete in all material respects and consistent with the Company's books and records.

               (iii) The "Excess Cash Purchase Price" shall be an amount equal to fifty percent (50%) of the Excess Shareholder Equity.

               (iv) The "Excess Stock Consideration" shall mean a number of shares of Integral Common Stock equal to the quotient obtained by dividing (i) an amount equal to fifty percent (50%) of the Excess Shareholder Equity by (ii) the Average Price.

               (v) The "Base Stock Consideration" shall mean that certain number of shares of Integral Common Stock equal to the quotient obtained by dividing (x) Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000) by (y) the average of the daily last trade price of the Integral Common Stock as reported on the Nasdaq National Market for the thirty (30) trading day period ending two (2) trading days immediately preceding the Closing Date (such average price, the "Average Price").

               (vi) The "Base Purchase Price" shall mean the Base Cash Purchase Price together with the Base Stock Consideration.

               (vii) The "Excess Purchase Price" shall mean the Excess Cash Purchase Price together with the Excess Stock Consideration.

               (viii) The "Initial Cash Purchase Price" shall mean the Base Cash Purchase Price together with the Excess Cash Purchase Price.

               (ix) The "Initial Stock Consideration" shall mean the Base Stock Consideration together with the Excess Stock Consideration.

               (x) The "Initial Purchase Price" shall mean the Initial Cash Purchase Price together with the Initial Stock Consideration.

                      (xi) The "Purchase Price" shall mean the Initial Purchase Price together with the Contingent Purchase Price.

                  (d) At the Effective Time, (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (each, a "Company Stock Certificate" and collectively, the "Company Stock Certificates") is presented to the Surviving Corporation or Integral, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.7.

         1.6     Determination and Payment of Contingent Purchase Price.

                 (a) The term "Pre-Tax Earnings" means, with respect to any Earnout Period specified on Schedule 1.6, the Surviving Corporation's aggregate earnings before income Taxes, if any, determined in accordance with generally accepted accounting principles ("GAAP") applied consistently with Integral's accounting practices; provided, however, that in computing Pre-Tax Earnings for any such Earnout Period:

                      (i) the total amount of corporate expenses allocated to the Surviving Corporation by Integral shall be deemed to be equal to the lesser of (x) the actual amount of corporate expenses allocated to the Surviving Corporation under Integral's normal accounting and business practices and (y) $200,000; and

                      (ii) to the extent that such Pre-Tax Earnings are reduced by reason of a set-off by Integral pursuant to Section 8.5 or a claim by Integral against the Escrow Fund pursuant to Section 8.4, then such Pre-Tax Earnings, as reduced by reason of such set-off or claim, shall be increased to the extent of such set-off or Integral's recovery with respect to such claim on a dollar-for-dollar basis.

                 (b) Subject to Sections 1.5 and 1.7, the Contingent Purchase Price shall be determined and paid as set forth on Schedule 1.6 and in this
Section 1.6.

                 (c) Notwithstanding anything herein or in Schedule 1.6 to the contrary,

                      (i) if the aggregate Contingent Purchase Price with respect to "Earnout Period 1," "Earnout Period 2," and "Earnout Period 3," in each case as identified on Schedule 1.6, is equal to or greater than an amount equal to the difference between Ten Million Dollars ($10,000,000) and the Excess Shareholder Equity, then no Contingent Purchase Price with respect to "Earnout Period 4" identified on Schedule 1.6 shall be paid or payable; and

                    (ii) if the aggregate Contingent Purchase Price with respect to "Earnout Period 1," "Earnout Period 2," and "Earnout Period 3," in each case as identified on Schedule 1.6, is less than an amount equal to the difference between Ten Million Dollars ($10,000,000) and the Excess Shareholder Equity, then the Contingent Purchase Price with respect to "Earnout Period 4" identified on Schedule 1.6 shall be equal to the lesser of

                          (A) an amount equal to the aggregate Contingent
Purchase Price with respect to "Earnout Period 4" identified on Schedule 1.6 as determined in accordance with Schedule 1.6; or

                          (B) an amount equal to the difference between (1) Ten
Million Dollars ($10,000,000) and (2) the sum of the aggregate Contingent Purchase Price (without regards to the amount of any set-off by Integral pursuant to Section 9.5) with respect to "Earnout Period 1," "Earnout Period 2," and "Earnout Period 3," in each case as identified on Schedule 1.6, and the Excess Shareholder Equity.

               (d) The following procedure and schedule of events shall be followed with respect to the calculation and payment of the Contingent Purchase Price with respect to any "Earnout Period" identified on Schedule 1.6. Notwithstanding anything herein to the contrary, the payment of the Contingent Purchase Price with respect to any Earnout Period identified on Schedule 1.6 shall be subject to Sections 1.7(d), (e), (f) and (g).

                    (i) Not later than the December 31 of the calendar year in which such Earnout Period ended, Integral shall deliver to the Shareholders' Representative a statement of the Pre-Tax Earnings for such Earnout Period, which will set forth in reasonable detail the calculation of such Pre-Tax Earnings and the portion of the Contingent Purchase Price payable with respect to such Earnout Period (such statement, the "Earnout Report").

                    (ii) Not later than ten (10) days after the delivery of the Earnout Report with respect to such Earnout Period, Integral shall pay or cause the Surviving Corporation to pay to each Shareholder

                          (A) a cash amount, if any, equal to the product
obtained by multiplying (1) fifty percent (50%) of the Contingent Purchase Price with respect to such Earnout Period by (2) the percentage set forth in Column C of Schedule 1.5 opposite the name of such Shareholder; and

                          (B) a number of shares of Integral Common Stock, if
any, equal to the product obtained by multiplying (1) the Earnout Stock Consideration by (2) the percentage set forth in Column D of Schedule 1.5 opposite the name of such Shareholder.

                    (iii) For purposes of this Agreement, the "Earnout Stock Consideration" with respect to any Earnout Period identified on Schedule 1.6 shall mean that certain number of shares of Integral Common Stock having an aggregate value equal to fifty percent (50%) of the Contingent Purchase Price with respect to such Earnout Period. For purposes of determining the Earnout Stock Consideration with respect to any Earnout Period pursuant to the preceding sentence, each such share of Integral Common Stock shall be deemed to have a per share value equal to the average of the daily last trade price of the Integral Common Stock as reported on the Nasdaq National Market for the thirty (30) trading day period ending two
(2) trading days immediately preceding the last calendar day of such Earnout Period.

                   (iv) Any dispute relating to the amounts shown on an Earnout Report shall be resolved in accordance with the provisions set forth in Section 10.10; provided, however, that in the event of such a dispute, if a portion of the Contingent Purchase Price payable with respect to the Earnout Period subject to such Earnout Report is not subject to such dispute, then Integral shall pay or cause the Surviving Corporation to pay to each Shareholder the portion of such Contingent Purchase Price which is not subject to such dispute in accordance with Sections 1.6(d)(ii) and (iii) and thereafter shall pay any remaining portion of such Contingent Purchase Price, as adjusted in connection with the resolution of such dispute, as soon as reasonably practicable after such dispute is resolved.

               (e) Notwithstanding anything herein to the contrary, no holder or former holder of Company Common Stock shall have the right to assign any right of such holder hereunder to receive any portion of the Contingent Purchase Price, if any, to any other party, without the prior written consent of Integral, which consent shall not be unreasonably withheld, and provided, however, that in the event of the death of a Shareholder, Integral shall be deemed to have provided consent for the transfer of the right of such Shareholder to receive a portion of the Contingent Purchase Price to such Shareholders' heirs or beneficiaries named in the Shareholder's will.

               (f) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of Integral Common Stock issued or issuable under this Agreement, in the aggregate, exceed the lesser of (ii) twenty percent (20%) of the number of shares of Integral Common Stock outstanding immediately prior to the first such issuance minus one (1) share or
(ii) twenty percent (20%) of the voting power of Integral outstanding immediately prior to the first such issuance minus one (1) vote. If, as a result of the limitation imposed by the foregoing sentence, Integral is unable, at any time or from time to time, to pay in shares of Integral Common Stock any portion of the Contingent Purchase Price that otherwise would be due and payable hereunder, Integral shall pay such portion of the Contingent Purchase Price in cash or in such other consideration of equivalent aggregate value as the parties may reasonably agree, provided that such payment shall preserve the tax-free nature of the reorganization.

         1.7   Payment of Purchase Price.

               (a) Payment of the Base Cash Purchase Price. Subject to the delivery of such letters, signatures pages, agreements and other documents as are or may be required under Section 1.7(d), at the Effective Time, Integral shall:

                    (i) Wire to each Shareholder the cash amount set forth in Column A1 of Schedule 1.5 opposite such Shareholder's name.

                    (ii) Wire to the Escrow Agent, to secure certain indemnification obligations of each Shareholder hereunder, the cash amount set forth in Column A2 of Schedule 1.5 opposite such Shareholder's name (the "Cash Escrow").

                    (iii) Wire to the Company, on behalf of each Shareholder indebted to the Company, the cash amount set forth in Column A3 of Schedule 1.5 opposite such Shareholder's name.

                    (iv) Wire to the Shareholders' Representative, on behalf of each Shareholder, the cash amount set forth in Column A4 of Schedule 1.5 opposite such Shareholder's name.

               (b) Payment of Base Stock Consideration. Subject to the delivery of such letters, signature pages, agreements and other documents as are or may be required under Section 1.7(d), at or as soon as reasonably practicable after the Effective Time, Integral shall:

                    (i) Deliver to each Shareholder a certificate representing the number of shares set forth opposite such Shareholder's name in Column B1 of
Schedule 1.5.

                    (ii) Deliver to the Escrow Agent, to secure certain indemnification obligations of each Shareholder hereunder, a single certificate representing the shares of Integral Common Stock set forth in Column B2 of
Schedule 1.5 (the "Escrow Shares), which certificate shall be issued in the name of the Escrow Agent and for the benefit of Integral (subject to the terms of this Agreement and the Escrow Agreement).

               (c) Within fifteen days after the Closing Date, the Shareholders' Representative shall deliver to Integral the Closing Date Balance Sheet. No later than ten (10) days after the receipt by Integral of the Closing Date Balance Sheet, Integral shall, unless it disputes the Closing Date Balance Sheet,

                    (i) pay or cause the Surviving Corporation to pay to each Shareholder a cash amount equal to the product obtained by multiplying (A) the Excess Cash Purchase Price by (B) the percentage set forth in Column C of
Schedule 1.5 opposite the name of such Shareholder, and

                    (ii) deliver to each Shareholder a certificate representing the number of shares of Integral Common Stock equal to the product obtained by multiplying (A) the Excess Stock Consideration by (B) the percentage set forth in Column D of Schedule 1.5 opposite the name of such Shareholder.

If Integral disputes the Closing Date Balance Sheet, such dispute shall be resolved in accordance with the provisions set forth in Section 10.10 and the Excess Cash Purchase Price and the Excess

Stock Consideration shall be adjusted in a manner consistent with such resolution; provided, however, that in the event of such a dispute, if a portion of the Excess Purchase Price is not subject to such dispute, then Integral shall pay or cause the Surviving Corporation to pay the portion of the Excess Purchase Price which is not subject to such dispute in accordance with Sections 1.7(c)(i) and (ii), above, and thereafter shall pay any remaining portion of the Excess Purchase Price, as adjusted in connection with the resolution of such dispute, as soon as reasonably practicable after such dispute is resolved.

            (d) At the Closing, the Company shall deliver to Integral, on behalf of each Shareholder:

                  (i) the Company Stock Certificate(s) representing the shares of Company Common Stock held by such Shareholder;

                  (ii) a duly executed letter of transmittal and stock power in the form attached hereto as Exhibit 1.7(d)(ii);

                  (iii) for the Shareholders who are receiving Integral Common Stock hereunder, an executed signature page to the Investment Agreement, a form of which is attached hereto as Exhibit 1.7(d)(iii) (the "Investment Agreement"); and

                  (iv) for the Shareholders who are not receiving Integral Common Stock hereunder, an executed signature page to the Shareholder's Representation Agreement, a form of which is attached hereto as Exhibit 1.7(d)(iv) (the "Shareholder's -- Representation Agreement"); and

                  (v) for Shareholders who are receiving Integral Common Stock hereunder, a questionnaire in the form attached to the Investment Agreement as an exhibit thereto.

Notwithstanding anything herein to the contrary, upon surrender or delivery of a Company Stock Certificate to Integral by or on behalf of the holder thereof and delivery of such other letters, signatures pages, agreements and other documents as are or may be required under subsections (ii) through (iv) of this Section 1.7(d) by or on behalf of such holder, and only upon such delivery or surrender,
(A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the applicable Purchase Price payable at such time to such holder pursuant to the terms of this Agreement (including without limitation any portion of the Contingent Purchase Price payable at such time), and (B) the Company Stock Certificate so surrendered shall be immediately cancelled. Until a Company Stock Certificate is surrendered as contemplated by this Section 1.7 and until the delivery of such letters, signature pages, agreements and other documents as are or may be required under the immediately preceding sentence, such Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Purchase Price payable at such time with respect to such Company Stock Certificate pursuant to the terms of this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Integral will accept, in lieu of receipt of such Company Stock Certificate, an appropriate affidavit, in form and substance satisfactory to Integral, providing for indemnity against any claim that may be made against Integral or the Surviving Corporation with respect to such Company

Stock Certificate, and, in such case, Integral or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Purchase Price payable at such time with respect to such Company Stock Certificate pursuant to the terms of this Agreement.

         (e) Integral and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         (f) Integral shall calculate the amount payable to each holder or former holder of Company Common Stock pursuant to the terms of this Agreement, after taking into account any deductions pursuant to Section 1.7(e), the amount of any set-off(s) by Integral pursuant to Section 8.5, and any other deductions required by order of a court of competent jurisdiction. Subject to Section 1.7(a), all cash amounts due and payable pursuant to the terms of this Agreement shall be rounded to the nearest whole cent. No fraction of a share of Integral Common Stock will be issued in connection with the Merger. In lieu of such issuance, all shares of Integral Common Stock issued to the Shareholders shall be rounded to the closest whole share of Integral Common Stock.

         (g) Neither Integral nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other person with respect to any cash amounts delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar legal requirement.

   1.8   Appraisal Rights.

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who, as of the Effective Time, has not effectively withdrawn or lost (through failure to perfect or otherwise) appraisal or dissenters' rights pursuant to Article 113 of the CBCA (the "Dissenting Shares") shall not be converted into or represent the right to receive any of the Purchase Price pursuant to this Article 1, but the holder thereof shall only be entitled to such rights as are granted by the CBCA.

         (b) Notwithstanding the provisions of Section 1.8(a), if after the Effective Time any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the occurrence of such event, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Purchase Price with respect to such shares pursuant to this Article 1, without interest thereon, upon surrender of the Company Stock Certificate(s) representing such shares.

         (c) The Company shall give Integral prompt notice of any written demands for appraisal with respect to any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CBCA (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company prior to the Effective Time. The Company shall not, except with the prior written consent of Integral, voluntarily make any payment with respect to any demands for appraisal with respect to any shares of Company Common Stock or offer to settle any such demands.

2.    CLOSING

      2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer, Howard & Civiletti, LLP in Washington, D.C. commencing at 9:00 a.m. on October 1, 2002 or at such other time and date as the Parties may mutually agree (the "Closing Date"). Contemporaneously with the Closing, properly executed articles of merger and a plan of merger conforming to the requirements of the CBCA, forms of which are attached hereto as Exhibit 2.1, shall be filed with the Secretary of State of the State of Colorado. The Merger shall become effective at the time such articles of merger and plan of merger are filed with the Secretary of State of the State of Colorado and the Secretary of State of the State of Colorado provides to the Parties a copy of such articles and plan stamped "filed" by the Secretary of State of the State of Colorado either by facsimile or by making an image of such file-stamped copy available on its website (the "Effective Time").

      2.2 Deliveries at the Closing. At the Closing, (i) the Company and the Major Shareholders shall deliver to Integral the various agreements, certificates, instruments and documents referred to in Section 7.1 below, duly executed by the parties thereto, and (ii) Integral shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2 below.

3.    REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS AND THE COMPANY

      The Company and each Major Shareholder represents and warrants to each of Integral and the Merger Sub that the statements contained in this Section 3 are correct and complete as of the date hereof, in each case in all respects. In all instances herein where there is reference to the knowledge of the Company with respect to a particular fact or other matter, "knowledge" shall mean the actual knowledge of any officer or director of the Company of such fact or matter after reasonable investigation and inquiry with those employees, consultants, advisors and other representatives of the Company who or which could reasonably be expected to have knowledge of such fact or matter. In all instances herein where there is reference to the knowledge of any Major Shareholder with respect to a particular fact or other matter, "knowledge" shall mean the actual knowledge of such Major Shareholder of such fact or matter after reasonable investigation and inquiry with those employees, consultants, advisors and other representatives of the Major Shareholder who or which could reasonably be expected to have knowledge of such fact or matter. Notwithstanding anything herein to the contrary, for purposes of the foregoing sentence, the Parties agree that "reasonable investigation and inquiry" with respect to Laws which are under active consideration by any Government Authority shall mean no investigation or inquiry.

         3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted by the Company and disclosed to Integral. The Company is qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Company. Schedule 3.l hereto contains a list of all jurisdictions in which the Company (1) is qualified to do business as a foreign corporation, (2) has an office or (3) files a Tax Return. The Company has delivered to Integral true, complete and correct copies of its charter and bylaws, each as amended to date. Such charter and bylaws of the Company, as amended to date, are collectively referred to as the "Charter Documents." The Company is not in default under or in violation of any of its Charter Documents. The Company has previously made available to Integral true, correct and complete copies of the Company's corporate minute books, which include copies of all minutes of all actions of the Company's board of directors and shareholders and a stock ledger setting forth the record ownership of all outstanding shares of the Company's capital stock.

         3.2      Authorization; Validity.

                  (a) The Company has the full legal right and authority to enter into and deliver this Agreement and to enter into the transactions contemplated hereby. The Merger and the execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by all necessary action on the part of the Company and its board of directors. This Agreement has been duly executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                  (b) The Company has submitted to its shareholders information, materials and documents, copies of which have been provided to Integral, relating to

                      (i) the Company, its business and operations, and the terms of the Merger and this Agreement, and the Company has not provided or published to its shareholders any material concerning it or its affiliates that violates the CBCA, the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the transactions contemplated hereby; and

                      (ii) Integral and its business and operations, which documents were supplied and prepared by or on behalf of Integral.

                  (c) The board of directors of Company has unanimously recommended to the Shareholders that the Shareholders vote in favor of the adoption of this Agreement and the

Merger and, to the extent required by the CBCA and the Charter Documents, this Agreement and the Merger have been adopted and approved by the Shareholders.

         3.3      Capitalization of the Company.

                  (a) The authorized capital stock of the Company consists of Twenty-Five Million (25,000,000) shares of Company Common Stock, of which Two Million Four Hundred Ninety-Eight Thousand (2,498,000) shares are issued and outstanding (the "Outstanding Shares"). The Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the Shareholders, in the respective amounts set forth on Schedule 3.3, free and clear of any and all pledges, security interests, voting or transfer restrictions, liens, encumbrances and claims of every kind ("Liens"), except as set forth on Schedule 3.3 attached hereto. Except as set forth on Schedule 3.3, all of the Outstanding Shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares was issued in violation of any preemptive rights created by statute, by the Charter Documents or by any agreement to which the Company may be bound. All of the issued and outstanding shares of the Company Common Stock are subject to repurchase upon termination of employment, which such repurchase right shall be terminated at the Effective Time.

                  (b) Other than the issued and outstanding shares of Company Common Stock owned by the Shareholders and set forth on Schedule 3.3, there are no authorized or issued and outstanding shares of Company Common Stock, preferred stock or any other equity securities of the Company. There are no options, warrants, calls, conversion rights, preemptive rights, commitments or agreements of any character to which the Company or the Major Shareholders or, to the knowledge of the Company and each of the Major Shareholders, any other Shareholder is a party or by which the Company or any of the Major Shareholders may be bound that obligate or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock, preferred stock or other equity securities of the Company or that obligate or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, preemptive right, commitment or agreement. No former holder of any option, warrant or other right to purchase any securities of the Company shall have any claim or cause of action against the Company, the Surviving Corporation or Integral as a result of, arising from, or relating to (x) such option, warrant or other rights or (y) the exercise, cancellation or termination of such option, warrant or other right. Other than as set forth on Schedule 3.3 attached hereto, there are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of the Company or any other securities of the Company. Other than as provided in or contemplated by this Agreement or set forth on
Schedule 3.3 attached hereto, neither the Company nor any of the Major Shareholders has become, nor, to the knowledge of the Company and each of the Major Shareholders, has any other Shareholder become, party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any capital stock or securities of the Company. Except as set forth in Section 1.8, immediately after the Closing, as a result of the transactions contemplated by this Agreement, Integral will own free and clear of any Liens, and be the record and beneficial owner of, all issued and outstanding shares of capital stock of the Surviving Corporation, and no shares of capital stock of the Company shall be issued and outstanding, and no rights to acquire capital stock of the Company or the Surviving Corporation and no Option shall be outstanding.

               (c) The affirmative vote of the holders of greater than fifty percent (50%) of the shares of Company Common Stock issued and outstanding on the record date for such consent or vote is the only consent or vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the Merger Agreement.

               (d) Each Shareholder who is receiving Integral Common Stock and is not an "accredited investor" or a "purchaser" with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Integral Common Stock being issued in connection with this Agreement, in each case as that term is defined in Rule 501 of Regulation D under the Securities Act, has been provided with a "purchaser representative," as that term is defined in Rule 501 of Regulation D under the Securities Act, in connection with evaluating the merits and risks of the Merger and the prospective investment in Integral, by the Company or otherwise.

         3.4 Subsidiaries. The Company has no (and has never had any) subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

         3.5 No Conflicts. The execution, delivery and performance of this Agreement by the Company and/or each of the Major Shareholders, and the consummation of the transactions contemplated hereby, will not:

               (a) conflict with, or violate any provision of, the Charter Documents;

               (b) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a material loss of a benefit under, or result in the creation or imposition of any lien, material charge or encumbrance on any of the assets or properties of the Company pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected; or

               (c) conflict with or result in a violation of any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to the Company or by which any of its properties or assets may be bound or affected. Notwithstanding anything in this Agreement to the contrary, the Company makes no representation or warranty regarding the applicability, effect or filing requirement of the Hart-Scott-Rodino Merger Pre-Notification rules of the Federal Trade Commission on any of the Parties or on the transactions contemplated by this Agreement.

         3.6 No Defaults. The Company is not, nor has it or any of the Major Shareholders received notice that the Company is or would be with the passage of time, in violation of any provision of its Charter Documents. Neither the Company nor any of the Major Shareholders is, and neither the Company nor any of the Major Shareholders has received notice that the Company and/or any of the Major Shareholders is or would be with the passage of time, in default or violation of any term, condition or provision of (i) any law, statute, order, ruling, injunction, judgment, stipulation, rule, regulation, decree or ordinance applicable to the Company and/or any of the Major Shareholders or any of their respective properties or assets or (ii) any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company and/or any of the Major Shareholders is a party or by which the Company and/or any of the Major Shareholders or their respective properties or assets may be bound or affected.

         3.7 Required Governmental Filings and Consents. Except as set forth on Schedule 3.7, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States, federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a "Governmental Authority" and collectively, the "Governmental Authorities").

         3.8 Financial Statements. Schedule 3.8 includes (a) true, complete and correct copies of the audited Balance Sheets for the Company as of March 30, 2001 and March 29, 2002 and audited Statements of Operations, Cash Flows and Shareholders' Equity for the Company for the years ended March 30, 2001 and March 29, 2002 (collectively, the "Year-End Financials"), and (b) true, complete and correct copies of the unaudited Balance Sheet for the Company (the "Interim Balance Sheet") as of August 30, 2002 (the "Interim Balance Sheet Date") and unaudited Statements of Operations, Cash Flows and Shareholders' Equity for the Company for the 5-month period then ended (together, the "Interim Financials" and together with the Year-End Financials, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP applied consistently with the Company's past practices and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended in all material respects, subject, in the case of the Interim Financials to normal year-end audit adjustments and the omission of complete footnote information. The Company Financial Statements are true, correct and complete in all material respects, and are consistent with the Company's books and records (which books and records are true, correct and complete). Since the Interim Balance Sheet Date, there have been no material changes in the Company's accounting policies.

         3.9   Liabilities and Obligations.

               (a)  The Company has no Liabilities, except for Liabilities:

                     (i) reflected on the Interim Balance Sheet and not paid or discharged prior to the date hereof;

                     (ii) incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material; or

                     (iii) listed on Schedule 3.9, including without limitation the outstanding balance of any loans between the Company and any of the Shareholders.

For purposes of this Section 3.9, the term "Liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, inchoate or not, liquidated or unliquidated, secured or unsecured.

              (b) In the case of those Liabilities which are not fixed or contested, a reasonable estimate, as required by GAAP, is included in the Interim Balance Sheet.

        3.10 Accounts and Notes Receivable. The receivables, including unbilled accounts receivables, shown on the Interim Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of the Company. The receivables of the Company arising after the Interim Balance Sheet Date arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of the Company. The Tax Refund Claims shall be for at least three million dollars ($3,000,000) in the aggregate (the "Minimum Refund Amount") and shall be fully collected by the Company or Integral on a timely basis, but no later than December 31, 2003. None of the receivables of the Company is subject to any claim of offset, recoupment, set off or counterclaim and neither the Company nor any of the Major Shareholders has knowledge of any facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. Receivables which are contingent upon the performance by the Company of any obligation or contract are accounted for as required by GAAP. Except as set forth on Schedule 3.10, no person has any lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

        3.11 Governmental Permits and Licenses. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits (including, without limitation, all permits and approvals of Governmental Authorities necessary for the continued occupancy, use and operation of each of the Leased Premises), titles (including, without limitation, motor vehicle titles and current registrations), fuel permits, licenses, franchises and certificates required to conduct its business as currently being conducted or as proposed by the Company to be conducted and disclosed to Integral on or before the Closing Date (each, a "Material Permit" and collectively, the "Material Permits"). The Material Permits are valid and in full force and effect, and the Company has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect any of the rights and benefits afforded to the Company by, any of the Material Permits. Schedule 3.11 lists all of the Material Permits that shall not remain in effect following the Effective Time.

        3.12  Environmental Matters.

              (a) Except as set forth on Schedule 3.12, to the knowledge of the Company and each of the Major Shareholders, no Hazardous Material is present in the soil or groundwater of any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon) in amounts or under circumstances that would justify a demand by any Governmental Authority for investigation, removal, a response action, or other remediation. For purposes of this Agreement, a "Hazardous Material" shall be any material which is defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "toxic chemical," "hazardous substance," "extremely hazardous substance," "hazardous chemical," or "pollutant" under the Clean Water Act, the Clean Air Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, or the Emergency Planning and Community Right-to-Know Act, as the foregoing are amended, and analogous state and local laws (collectively such laws, together with the regulations promulgated thereunder, shall be referred to as the "Environmental Laws").

              (b) To the knowledge of the Company and each of the Major Shareholders, the Company has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, except as in compliance with applicable Environmental Laws in all material respects.

              (c) Without limiting the representation made in Section 3.11, above, all permits, consents, waivers, exemptions, licenses, approvals or other authorizations which are required to be obtained by the Company under the Environmental Laws (each an "Environmental Authorization" and collectively, the "Environmental Authorizations") have been obtained. The Environmental Authorizations are valid and in full force and effect, and the Company has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any Environmental Authorization. The Company has been and is in compliance in all material respects with all Environmental Authorizations, and with other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company has provided a copy of each Environmental Authorization to Integral. Neither the Company nor any of the Major Shareholders has received any notice or is aware of any past or present condition or practice of the businesses conducted by the Company which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation (collectively "Environmental Claims") against the Company (or against any person or entity whose liability for any Environmental Claims the Company has retained or assumed either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Company.

              (d) The Company does not own, operate or maintain any underground storage tanks on any property owned, operated, occupied, leased or used by the Company at any time, and to the knowledge of the Company and each of the Major Shareholders, no underground storage tanks are present at any property owned, operated, occupied, leased or used at any time by the Company.

        3.13  Real and Personal Property.

              (a) The Company currently does not own and has never owned any real property.

              (b) Schedule 3.13(b) sets forth a list of all real property leases, subleases, licenses or similar agreements or other arrangements (each, a "Lease" and collectively, the "Leases"), together with a brief description of the principal terms thereof, to which the Company is a party (true, correct and complete copies of which have previously been furnished to Integral), in each case setting forth (A) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended and neither the Company nor, to the knowledge of the Company and each of the Major Shareholders, any other party thereto is in default or breach under any such Lease, except as set forth on Schedule 3.13(b). No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases, except as set forth on Schedule 3.13(b). There is no breach or anticipated breach by any other party to such Leases. With respect to each of the Leased
Premises:

                     (i) The Company has valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of any liens, covenants and easements or title defects of any nature whatsoever, except as set forth on Schedule 3.13(b);

                     (ii) To the knowledge of the Company and each of the Major Shareholders, the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in commercially reasonable repair and condition (including, without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat;

                     (iii) Each of the Leased Premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such premises; and (B) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such premises;

                     (iv) Neither the Company nor any of the Major Shareholders has received notice of (A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the knowledge of the Company and each of the Major Shareholders, no such proceeding is contemplated by any Governmental Authority; or (B) any special assessment which may affect any of the Leased Premises, and, to the knowledge of the Company and each of the Major Shareholders, no such special assessment is contemplated by any Governmental Authority;

                     (v) To the knowledge of the Company and each of the Major Shareholders, each of the Leased Premises, including without limitation all buildings located thereon, conform to all requirements of any underlying covenants, conditions, restrictions and encumbrances, all insurance underwriter's requirements, all applicable rules, regulations, statutes, ordinances, laws and building codes (collectively, "Laws");

                     (vi) To the knowledge of the Company and each of the Major Shareholders, there are no Laws under active consideration by any Governmental Authority which could require the Company to make any expenditure in excess of $5,000 to modify or improve the Leased Premises to bring them into compliance therewith; and

                     (vii) Neither the Company nor any of the Major Shareholders has received any notice from any insurance company of any defects or inadequacies in the Leased Premises or any part thereof which could adversely affect the insurability of the Leased Premises or the premiums for the insurance thereof.

              (c) Except as set forth on Schedule 3.13(c), the Company owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed by the Company to be conducted and disclosed to Integral on or before the Closing Date. Each such tangible asset which is necessary for, or used in connection with, the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted and disclosed to Integral on or before the

Closing Date is free from material defects and is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed by the Company (and disclosed to Integral on or before the Closing Date) to be used by the Company.

              (d) Except as set forth on Schedule 3.13(d), the Company has good and marketable title to all of its assets free from all liens, charges, pledges, security interests, claims and encumbrances of every kind.

        3.14 Material Contracts. Schedule 3.14 lists the following contracts and other agreements to which the Company is a party:

              (a) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of $25,000 per annum;

              (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $25,000;

              (c)    any agreement concerning a partnership or joint venture;

              (d) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, secured or guaranteed any indebtedness for borrowed money or extended any credit, or any capitalized lease obligation, in excess of an aggregate of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

              (e) any agreement concerning confidentiality which has not expired by its terms;

              (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

              (g)    any collective bargaining agreement;

              (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

              (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or Shareholders outside the ordinary course of business;

              (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the business, assets, financial condition or prospects of the Company;

              (k) any Government Contract or Government Subcontract in excess of $25,000 that continues to require services to be performed or products to be delivered by the Company.

              (l) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

              (m)    any agreement of indemnification;

              (n) any agreement or arrangement that requires any payment by or on behalf of the Company to any director or officer of the Company, or any affiliate thereof, in any capacity;

              (o) any agreement pursuant to which the Company is obligated to pay any commission(s) or similar fee(s);

              (p) any agreement pursuant to which the Company has granted, or may grant in the future, to any party, a source code license or option or other right to use or acquire a source code;

              (q)    any agreement concerning noncompetition; or

              (r) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000, whether or not made in the ordinary course of business, except for non-material purchase orders with vendors in the ordinary course of business and except for any such agreement the obligations of which have been completely fulfilled by all parties thereto.

The agreements described at Sections 3.14(a) through (r) above are hereinafter referred to as the "Material Contracts," of which true, correct and complete copies have been furnished to Integral, except that copies of purchase orders issued by the Company in the ordinary course of business for less than $50,000 have not been provided. Schedule 3.14 sets forth a complete list of any obligation of the Company to pay any commission(s) or similar fee(s), and any right of the Company to receive any commission(s) or similar fee(s), and in each case identifies any agreement with respect to such obligation or right to which the Company is a party or by which its assets or properties is or may be bound. To the knowledge of the Company and each of the Major Shareholders, none of the Company's employees are a party to any agreement concerning noncompetition.

        Each Material Contract is valid and binding on the Company and is in full force and effect and, to the knowledge of the Company and each of the Major Shareholders, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Schedule 3.14 contains a list of all Material Contracts that contain any material liquidated damages, penalty or similar provision. The Company does not intend to cancel, withdraw, modify or amend any such Material Contract and, to the knowledge of the Company and each of the Major Shareholders, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend any Material Contract, except for change orders in the ordinary course of business that could not be reasonably expected to cause a Material Adverse Effect.

         Except as listed on Schedule 6.7, the Company has obtained all consents that Integral has reasonably requested in connection with this Agreement and the Merger and all necessary consents, waivers, approvals, "change of name agreements" and/or novation agreements of all parties to any Material Contracts required in connection with any of the transactions contemplated hereby, or as are advisable or required by any Governmental Authority or other third party in order that any such Material Contract remain in effect without modification after the transactions contemplated under this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Company Third-Party Consents"). All Company Third-Party Consents are listed on Schedule 3.14. Except as set forth on Schedule 3.14, the Surviving Corporation will be permitted to exercise all of the Company's rights under the Material Contracts without the payment of any additional amounts or consideration as a result of the Merger or the consummation of the transactions contemplated by this Agreement.

         The Company has given any notices to third parties required under, or in connection with, this Agreement or the transactions contemplated hereby or that Integral has reasonably requested in connection with this Agreement and the Merger.

         3.15   Intellectual Property.

                (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted by the Company and disclosed to Integral. Except as set forth on Schedule 3.15(a), each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses. Without limiting the foregoing, the Company has and enforces a policy requiring each officer, employee, consultant and contractor who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company (including without limitation Intellectual Property owned or used by the Company) (i) to execute a proprietary information, confidentiality and assignment agreement that is reasonably sufficient to maintain and protect each item of Intellectual Property that the Company owns or uses or (ii) to become a party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive and original ownership of all Intellectual Property arising in connection therewith, and each current and former employee, officer, contractor and consultant of the Company who or which has contributed to or participated in the conception and/or development of any Intellectual Property on behalf of the Company (including without limitation Intellectual Property owned or used by the Company) has executed such a proprietary information, confidentiality and assignment agreement or become a party to such a "work-for-hire" arrangement or agreement.

                (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Major Shareholders, nor any of the directors or officers (and employees with responsibility for Intellectual Property matters) of the Company or any Major Shareholder that is an entity, respectively, has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of third parties, and no such charge, complaint, claim, demand or notice has been asserted (including without limitation any claim that the Company must license or refrain from using any Intellectual Property rights of any third party), and the Company and each of the Major Shareholders do not know of any basis for any such charge, complaint, claim, demand or notice. The use of the Intellectual Property owned or used by the Company, or licensed or sublicensed to any person by the Company, does not infringe upon the rights of any other person. To the knowledge of the Company and each of the Major Shareholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

                (c) Schedule 3.15(c) identifies each patent, copyright, trademark or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for copyright, trademark or registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Integral true, correct and complete copies of all such patents, copyrights, trademarks, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to Integral true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.15(c) also identifies each trade name and unregistered trademark, and each domain name, used by the Company in connection with any of its businesses. In no instance has the eligibility of any Intellectual Property owned by the Company for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action. With respect to each item of Intellectual Property required to be identified in Schedule 3.15(c):

                     (i) except as set forth on Schedule 3.15(c), the Company possesses all right, title and interest in and to the item, free and clear of any security interest, license, lien or other restriction;

                     (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                     (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company and each of the Major Shareholders, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                     (iv) except as set forth on Schedule 3.15(c), the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                (d) Except for "shrink-wrap" software licenses, Schedule 3.15(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission. With respect to each item required to be identified in Schedule 3.15(d):

                     (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                     (ii) each such license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                     (iii) the Company is not, and, to the knowledge of the Company and each of the Major Shareholders, no other party to the license, sublicense, agreement or permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                     (iv) the Company has not, and, to the knowledge of the Company and each of the Major Shareholders, no other party to the license, sublicense, agreement or permission has, repudiated any provision thereof;

                     (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                     (vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company and each of the Major Shareholders, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

                     (vii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission, except as set forth in Section 3.15(e); and

                     (viii) such item does not contain derivative works created by the Company from such Intellectual Property, which derivative works are not owned in their entirety by the Company, except for certain portions which are derivative works of freeware used by permission subject to the condition that the derivative works created by the Company shall be available to third parties.

              (e) Schedule 3.15(e) identifies each license, sublicense, agreement or other permission which the Company has granted to any third party with respect to any Intellectual Property that the Company owns or with respect to which the Company has been granted rights pursuant to license, sublicense, agreement or other permission, and Schedule 3.15(e) identifies each such item of Intellectual Property. With respect to each item required to be identified in
Schedule 3.15(e):

                     (i) each license, sublicense, agreement or other permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                     (ii) each such license, sublicense, agreement or other permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                     (iii) the Company is not, and, to the knowledge of the Company and each of the Major Shareholders, no other party to any such license, sublicense, agreement or other permission is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                     (iv) the Company has not, and, to the knowledge of the Company and each of the Major Shareholders, no other party to any such license, sublicense, agreement or other permission has, repudiated any provision thereof;

                     (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                     (vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company and each of the Major Shareholders, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

                     (vii) the Company has validly and effectively obtained the right and license to use, copy, modify and distribute any Intellectual Property that a third party owns and that is contained in such item, which Intellectual Property is set forth on Schedule 3.15(e), and such item contains no other Intellectual Property in which any third party may claim superior, joint or common ownership, including any right or license; and

                     (viii) such item does not contain derivative works created by the Company from such Intellectual Property, which derivative works are not owned in their entirety by the Company, except for certain portions which are derivative works of freeware used by permission subject to the condition that the derivative works created by the Company shall be available to third parties.

              (f) Neither the Company nor any of the Major Shareholders have any reason to believe that the Surviving Corporation will interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Company's businesses as presently conducted and as presently proposed to be conducted by the Company and disclosed to Integral.

              (g) Except for the agreements listed on Schedule 3.15(g), neither this Agreement nor the transactions contemplated hereby, including without limitation any assignment by operation of law or otherwise of any contracts or agreements to which the Company or any of the Major Shareholders is a party, will result in Integral, the Company or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, or will result in either Integral, the Company or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

              (h)    As used in this Agreement, "Intellectual Property" means
(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including without limitation all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith,
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including without limitation data and related documentation),
(vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

           3.16 Insurance. Schedule 3.16 sets forth an accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. Attached to Schedule 3.16 are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies and any claims for which the Company is seeking insurance coverage have been submitted to the appropriate insurance company in accordance with the terms of the applicable insurance policy. To the knowledge of the Company and each of the Major Shareholders, such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. Neither the Company nor any of the Major Shareholders knows of any threatened termination of, or material premium increase with respect to, any of such policies.

           3.17 Compensation; Employment Agreements. Schedule 3.17 sets forth an accurate list, as of the date hereof, of all officers, directors and employees of the Company listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of (a) the Interim Balance Sheet Date and (b) the Closing Date. The Company has provided to Integral true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on
Schedule 3.17. To the knowledge of the Company and each of the Major Shareholders, no director, officer, employee, or group of employees of the Company has any plans to terminate employment with the Company or the Surviving Corporation. To the knowledge of the Company and each of the Major Shareholders, the Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaint, actual or threatened, or any audit or investigation by any Governmental Authority, or any litigation, actual or threatened, relating to employment, discrimination or termination of employment of any employee or former employee of the Company. The Company has complied in all material respects with all applicable laws relating to its employees, including without limitation provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local law. To the knowledge of the Company and each of the Major Shareholders, no employee is in breach of any noncompete, nondisclosure, confidentiality or similar provision of any contract to which such employee is bound, by virtue of his or her employment with the Company.

           3.18   Employee Benefit Plans.

                  (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code, or with respect to which the Company has or may in the future have liability, are listed on Schedule 3.18 (individually, the "Plan" and collectively, the "Plans"). Copies of all such written plans and summaries of any other plans which cover active, former or retired employees or consultants of the Company have been provided to Integral. To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code (i) has been timely amended for so-called GUST legislation and is the subject of an IRS determination letter, opinion letter (as a prototype plan) or advisory letter (as a volume submitter) or (ii) is within the remedial amendment period for such amendments described in IRS Rev. Procs. 2000-27 and 2001-55. The Company has furnished or made available to Integral copies of the most recent Internal Revenue Service determination, opinion and/or advisory letters, if any, and Forms 5500 for the three (3) most current Plan years with respect to any such Plan. No Plan is covered by Title IV of ERISA or
Section 412 of the Code. Neither the Company nor any of its affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including without limitation ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company and each of the Major Shareholders, is threatened, nor has any investigation or audit by a Governmental Authority been undertaken, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. Schedule 3.18 includes a listing of the accrued vacation liability of the Company as of the Interim Balance Sheet Date. All reports, returns, forms and notices required to be filed with any government agency or furnished to participants or beneficiaries with respect to the Plans, by the Code, ERISA or any other applicable law, have been so filed and furnished. Except as set forth on Schedule 3.18, the Company is under no legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time without incurring any liability, except for liabilities accrued under the Plans for the period ending on or before the termination of the Plans.

                  (b) The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company and each of the Major Shareholders, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company and each of the Major Shareholders, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three (3) years, and the Company and each of the Major Shareholders considers the Company's relationship with its employees to be good.

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a "parachute payment" within the meaning of Code Section 280G (but without regard to clause (b)(2)(A)(ii) thereof), (iii) materially increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits. Nothing in this Section 3.18(c) shall be deemed to apply to payments to any employee, director or officer in their capacity as a Shareholder.

                  (d) The Company has complied with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to "qualifying events," as defined in the Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and their respective "qualified beneficiaries," as defined in the Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Code and Sections 701 through 734 of ERISA.

           3.19   Conformity with Law; Litigation.

                  (a) The Company is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses or against any of the Major Shareholders. Without limiting the generality of the foregoing, the Company has not violated any United States or foreign import and export control laws and regulations, export licensing laws and regulations or customs regulations (including without limitation its obligations under the Foreign Corrupt Practices Act) applicable to the Company. The Company has not been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Authority for any violation of United States laws or regulations relating to importing or exporting of products, materials or services. Schedule 3.19 contains a summary of any violation of, or conflict with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree of which such Governmental Authority has notified the Company or any of the Major Shareholders, including any of the foregoing relating to Environmental Laws.

                  (b) Except as set forth in Schedule 3.19, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or any of the Major Shareholders or, to the knowledge of the Company and each of the Major Shareholders, threatened against the Company or any of the Major Shareholders, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Schedule
3.19 sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which the Company or any of the Major Shareholders is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Except as stated in Schedule 3.19, neither the Company nor any of the Major Shareholders is aware of any reasonable basis for any other such litigation. The Company has delivered or made available to Integral true, correct and complete copies of all correspondence prepared by the Company's counsel for the Company's independent public accountants in connection with all completed audits or reviews of the Company's financial statements and any such correspondence since the date of the last such audit or review. Schedule 3.19 accurately describes all product liability claims made against the Company since inception.

           3.20   Taxes.

                  (a) All Tax Returns required to be filed by the Company or on its behalf have been filed. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for taxes not yet due. Neither the Company, nor any of the Major Shareholders on behalf of the Company, is currently the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Company and each of the Major Shareholders, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Except as set forth in Schedule 3.20, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                  (c) Neither the Major Shareholders nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the Major Shareholders has knowledge based upon contact with any agent of such authority. The Company has delivered to Integral true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Company since inception.

                  (d) Neither the Company, nor any of the Major Shareholders on behalf of the Company, has ever waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Neither the Company, nor any of the Major Shareholders on behalf of the Company, has ever filed a consent under Code section 341(f) concerning collapsible corporations. The Company, or the Major Shareholders on the Company's behalf, has disclosed on its federal income Tax Returns all positions taken therein, if any, that such persons have been advised could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. The Company is not a party to or bound by (or will prior to the Closing Date become a party to or bound by) any Tax indemnity, Tax allocation or Tax sharing agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions). Neither the Company nor the Surviving Corporation, nor the Major Shareholders on behalf of the Company or the Surviving Corporation, has ever been or, to the knowledge of the Company or any of the Major Shareholders, will ever be required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing Date pursuant to Code Sections 481 or 263A as a result of transactions, events or accounting methods employed prior to the Closing Date.

                  (f) The Company does not have any liability for the Taxes of any person other than the Company (A) under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor,
(C) by contract, or (D) otherwise.

                  (g) For purposes hereof, the term "Tax" or "Taxes" means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and including without limitation any amendment thereof.

           3.21 Absence of Changes. Since the Interim Balance Sheet Date and except as set forth on Schedule 3.21, there has not been:

                  (a) any change that by itself or together with other changes, has had a material adverse effect on the business, assets (including without limitation intangible assets), liabilities, financial condition, results of operations or prospects of the Company (a "Material Adverse Effect");

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

                  (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments, or any amendment or other change to the Charter Documents;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                  (e) any payment or grant of any bonus or severance payments by the Company, or any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company, to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                  (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

                  (g) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Shareholder or any affiliate thereof;

           (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (i)  any waiver of any material rights or claims of the Company;

           (j) any breach, amendment or termination of any Material Contract, Material Permit, Lease, or other agreement or right to which the Company is a party;

           (k) any transaction by the Company outside the ordinary course of business;

           (l) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

           (m) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

           (n) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease or sublease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000, except in the ordinary course of business pursuant to the Company's established business practices;

           (o) any violation of or conflict with any applicable laws, statutes, orders, rules or regulations promulgated, or judgment entered, by any Governmental Authority which, individually or in the aggregate, materially and adversely affects (or, insofar as the Company or any of the Major Shareholders knows, might reasonably be expected to materially and adversely affect) the Company;

           (p) the commencement or notice or, to the knowledge of the Company and each of the Major Shareholders, threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its affairs;

           (q) any agreement or arrangement made by the Company or any of the Major Shareholders or, to the knowledge of the Company and each of the Major Shareholders, any other person to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or

           (r) negotiation, commitment or agreement by the Company or any of the Major Shareholders, or any officer or employee of the Company or of any of the Major Shareholders, to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Integral and its representatives regarding the transactions contemplated by this Agreement).

     3.22 Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth an accurate list, as of the date of this Agreement, of the following: (a) the name of each financial institution in which the Company has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 3.22 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.23 Customers; Backlog; Returns and Complaints. Schedule 3.23 sets forth the customers of the Company which represented five percent (5%) or more of the Company's revenues for the Company's last three (3) fiscal years ("Significant Customers") and a description of backlog of customer orders. Neither the Company nor any of the Major Shareholders has any reason to believe that the Company is at risk of losing any of its Significant Customers. Neither the Company nor any of the Major Shareholders has received any customer complaints concerning the Company's products which complaints the Company has not been able to address to the satisfaction of the complainant within a commercially reasonable length of time after the Company or any of the Major Shareholders received notice of such complaint, nor has the Company had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

     3.24 Brokers; Finders. Neither the Company nor any of the Major Shareholders nor, to the knowledge of the Company and each of the Major Shareholders, any of the other Shareholders has made any commitments to pay any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement ("Broker's or Finder's Fee") to any agent, broker, investment banker or other firm or person, except as set forth on Schedule 3.24.

     3.25 Interests of Shareholder or Officers. Neither the Shareholders nor any of the Company's employees, officers or directors has any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business, except for rights as a shareholder and except for rights under any Plan. Except for the indebtedness of the Shareholders to the Company reflected on Schedule 1.5 related to the exercise of options to purchase shares of Company Common Stock by such Shareholders, neither the Shareholders nor any employee, officer or director of the Company, or their spouses or children, is indebted to the Company, nor is the Company indebted to any of them.

     3.26  Government Contracts. Except as set forth in Schedule 3.26,

           (a) (i) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (ii) the

Company has complied in all material respects with all requirements of all laws or agreements pertaining to each Government Contract or Government Subcontract and (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the Company has complied in all material respects with all such representations and certifications.

           (b) (i) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified any of the Major Shareholders or the Company, either in writing or orally, that the Company has breached or violated any law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract and (ii) no termination for convenience is in effect and no termination for default, cure notice or show cause notice has been received pertaining to any Government Contract or Government Subcontract, (iii) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of Governmental Authority, is the subject of any investigation, or has been disallowed by the U.S. Government, and
(iv) no amount of money due to the Company pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto.

           (c) (i) neither the Company nor any of its directors, officers, employees, consultants or agents is or during the past three (3) years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit or investigation of any of the Major Shareholders or the Company or any other person with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (ii) during the past three
(3) years, neither the Company nor any affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract that has led during the last three (3) years to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

           (d) there exist: (i) no outstanding claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Government Contract or Government Subcontract and (ii) no material disputes between the Company and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company does not have any interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Schedule 3.26 lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Authority or any other person that is a party to such Government Contract or Government Subcontract. The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard and there exists no basis upon which any Governmental Authority could disallow any costs in any pending audits, and that all information provided by the Company for any such audits was current, complete and accurate and in compliance with applicable regulations and cost accounting standards.

           (e) the Company has not been debarred or suspended from participation in the award of contracts with any Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). There exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company. No payment has been made by the Company or by any person on behalf of the Company in connection with any Government Contract or Government Subcontract in violation of applicable procurement laws or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. The Company's cost accounting and procurement systems and the associated entries reflected in the Company's Financial Statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all applicable laws.

           (f) all material test and inspection results provided by the Company to any Governmental Authority pursuant to any Government Contract or Government Subcontract or to any other person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Authority or to any other person pursuant to a Government Contract or Government Subcontract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the date so provided and any services provided by the Company were in compliance with industry standards and applicable representations, warranties and certifications. The Company has provided all material test and inspection results to any person pursuant to a Government Contract or Government Subcontract as required by law and the terms of the applicable Government Contracts or Government Subcontracts.

           (g) For purposes hereof, the term "Government Contract" means any contract between the Company and any Governmental Authority, and any bids or proposals for any contract between the Company and any Governmental Authority, and the term "Government Subcontract" means any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Authority and any bids or proposals for any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Authority.

     3.27 Disclosure. No representation or warranty made by the Company or any of the Major Shareholders in this Agreement, nor any financial statement, other written financial information or schedule, certificate, schedule, exhibit or other materials prepared and furnished or to be prepared and furnished by the Company or any of the Major Shareholders or their respective representatives or agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished. Notwithstanding the foregoing, the Parties acknowledge that the only projections provided by the Company are those shown on Schedule 3.27. There is no event, fact or condition that has caused, or that reasonably could be expected to cause, a Material Adverse Effect, that has not been set forth in this Agreement or the schedules attached hereto. Any financial projections relating to the Company which were delivered to Integral prior to the date of this Agreement ("Financial Projections") constitute the Company's best estimate of the information purported to be shown therein. The Company prepared such projections in good faith based upon reasonable assumptions, and the Company and each of the Major Shareholders believe that there is a reasonable basis for such projections. Neither the Company nor any of the Major Shareholders is aware of any fact or information that would lead it to believe that the Financial Projections are misleading in any material respect.

4.   REPRESENTATIONS OF INTEGRAL

     Integral represents and warrants to the Major Shareholders that the statements contained in this Section 4 are correct and complete as of the date hereof, in each case in all respects. In all instances herein where there is reference to the knowledge of Integral with respect to a particular fact or other matter, "knowledge" shall mean the actual knowledge of any officer or director of Integral of such fact or matter after reasonable investigation and inquiry with those employees, consultants, advisors and other representatives of Integral who or which could reasonably be expected to have knowledge of such fact or matter.

     4.1 Due Organization. Integral is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     4.2 Authorization; Validity of Obligations. Each of the respective representatives of Integral and the Merger Sub executing this Agreement has all requisite corporate power and authority to enter into and bind Integral and the Merger Sub, respectively, to the terms of this Agreement. Each of Integral and the Merger Sub has the corporate power and authority to enter into and deliver this Agreement and to enter into the transactions contemplated hereby. The execution and delivery of this Agreement by each of Integral and the Merger Sub and the performance by Integral and the Merger Sub of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Integral and the Merger Sub, respectively. This Agreement is a legal, valid and binding obligation of Integral and the Merger Sub, enforceable against Integral and the Merger Sub, respectively, in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3 No Conflicts. The execution, delivery and performance of this Agreement by Integral, and the consummation of the transactions contemplated hereby, will not:

           (a) conflict with, or violate any provision of, the charter or bylaws of Integral, in each case as amended and now in effect;

           (b) conflict with, or result in any breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the assets or properties of Integral pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which Integral is a party or by which Integral or any of its properties or assets may be bound or affected; or

           (c) conflict with or result in a violation of any law, statute, order, ruling, injunction, judgment, rule, regulation, decree or ordinance applicable to Integral or by which any of its properties or assets is bound or affected. Notwithstanding anything in the Agreement to the contrary, Integral makes no representation or warranty regarding the applicability, effect or filing requirement of the Hart-Scott-Rodino Merger Pre-Notification rules of the Federal Trade Commission on any of the Parties or on the transactions contemplated by this Agreement.

     4.4 The Integral Common Stock. The shares of Integral Common Stock to be transferred and exchanged pursuant to this Agreement will be duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable. The shares of Integral Common Stock to be transferred and exchanged pursuant to this Agreement are of the same class and series, and have the same rights, preferences and privileges set forth in Integral's articles of incorporation, as amended to date, and under the Maryland General Corporation Law, as the Integral common stock currently registered and trading on the Nasdaq National Market.

     4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Integral, threatened against Integral which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby, and Integral is not aware of any reasonable basis for any such litigation.

     4.6   SEC Filings; Financial Statements.

           (a) As of the time it was filed with the Securities and Exchange Commission (the "SEC") (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each document filed by Integral with the SEC between September 30, 2001, and the date of this Agreement (the "Securities Documents"): (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) Since June 30, 2002, there has not occurred any material adverse change in the business, assets or condition (financial or otherwise) of Integral or its subsidiaries which would require public disclosure and which has not been publicly disclosed.

           (c) To the knowledge of Integral, there are no circumstances or facts which would preclude Integral from effecting the registration of the Initial Stock Consideration using a Form S-3 registration statement as contemplated by Section 6.6.

           (d) To the knowledge of Integral, the Securities and Exchange Commission is not planning any investigation or inquiries into the financial statements or filings of Integral.

     4.7 Non-Competition. Integral is not a party to or otherwise subject to any agreement or contract which, after the Merger, would prevent the Surviving Corporation from engaging in the business of the Company as it is now conducted, or as it is proposed to be conducted by the Company and disclosed to Integral.

     4.8 Rule 16a-1. As of the date hereof, it is not the intention of Integral that any Major Shareholder will perform policy-making functions for Integral and, based on that intention, it is the expectation of Integral that no Major Shareholder shall be designated by Integral as an "officer" of Integral, as that term is defined in Rule 16a-1 promulgated under the Exchange Act.

5.   ADDITIONAL AGREEMENTS

     Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

6.   POST-CLOSING COVENANTS AND OTHER AGREEMENTS

     6.1 Confidentiality. Each of the Major Shareholders recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, the Surviving Corporation and/or Integral, including without limitation lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company's, the Surviving Corporation's and/or

Integral's respective businesses. Each of the Major Shareholders agrees that, after Closing, it will not use or disclose, and it will cause its officers, directors, employees, representatives, agents and advisors (as the case may be) not to use or disclose, confidential information with respect to the Company, the Surviving Corporation and/or Integral to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Integral and counsel and other advisers of the Major Shareholders provided that such advisors agree to the confidentiality provisions of this Section 6.1. The restrictions of this Section 6.1 shall not apply (i) to confidential information of the Company, the Surviving Corporation and/or Integral which becomes generally known to the public through no fault of any of the Major Shareholders or any of their respective employees, representatives, agents or advisors (as the case may be), (ii) if disclosure is required by law or the order of any Governmental Authority under color of law, or (iii) if the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (ii) or (iii) above, each of the Major Shareholders shall, if reasonably possible, give prior written notice thereof to Integral and provide Integral with the opportunity to contest such disclosure.

     6.2 Operation of the Surviving Corporation Subsequent to the Closing. None of the Major Shareholders, after the Closing and for the period of time set forth in Section 9.1, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Company prior to the Closing. Further, the Parties agree that, after the Closing Date, the Surviving Corporation will be operated in accordance with the provisions of the operating guidelines attached hereto as Schedule 6.2.

     6.3 Allocation of Purchase Price. To the extent required by applicable law, the Parties agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Surviving Corporation for Tax purposes in a manner consistent with the allocation to be agreed upon in good faith by the Parties within sixty (60) days following the Closing Date. Integral, the Surviving Corporation and the Major Shareholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with any such allocation.

     6.4 Integral Filings. Integral will use commercially reasonable efforts to assure that all filings of Integral required by the Securities Act and the Exchange Act are made in a manner which will allow Integral to effect registration of the shares of Integral Common Stock issued in connection with the Contingent Purchase Price using Form S-3.

     6.5 Tax Returns. The Company or the Shareholders' Representative, on behalf of the Company or the Surviving Corporation (as the case may be), shall timely file (including without limitation extensions of time to file) all federal and state income tax returns for taxable periods ending on or prior to the Closing Date and have paid or will pay all Taxes attributable to such periods (the "Final Tax Returns"). In addition, immediately after filing such tax returns, the Company or the Shareholder's Representative shall file all federal, state and local income tax refund claims (the "Tax Refund Claims") arising by reason of the operating losses set forth on the Final Tax Returns. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review by Integral within a reasonable period of time prior to the filing thereof. After the Closing Date, Integral and the Surviving Corporation, on the one hand, and the Shareholders' Representative and each of the Major Shareholders, on the other hand, will make available to the other, as reasonably requested in writing, all information, records or documents relating to the liability for Taxes of the Company for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. The Major Shareholders shall not cause the Company to make any additional federal tax elections under the Code with respect to the Company for any tax period ending after the Closing Date. The Major Shareholders and the Company agree that time is of the essence with respect to collection of the amounts due with respect to the Tax Refund Claims and that the Shareholder's Representative shall use its best efforts to cause the filing of the Final Tax Returns and Tax Refund Claims as soon as possible after the Closing Date and take all such further actions as may be necessary to cause the collection of such claims, including without limitation such examinations and appeals to the appropriate taxing authorities as may be necessary, until final resolution of the Tax Refund Claims. Integral agrees to provide reasonable assistance in pursuing the Tax Refund Claims.

         6.6    Registration

                (a) Subject to the terms and conditions of this Agreement, Integral shall file a registration statement or a post-effective amendment to an effective registration statement on Form S-3 (or such other form as may be reasonably available to Integral) (such registration statement or amendment, a "S-3") with the SEC:

                     (i) within 90 days subsequent to the date on which the Effective Time occurs, which S-3 shall cover the shares representing the Base Stock Consideration and the Excess Stock Consideration, and

                     (ii) within 10 days subsequent to the date on which shares of Integral Common Stock are issued under Section 1.6 in connection with the payment of the Contingent Purchase Price with respect to any Earnout Period, in each case for the purpose of registering the resale of such shares, pursuant to the Securities Act, and shall use commercially reasonable efforts to cause such filed S-3 to become and remain effective for such period as may be reasonably necessary to effect the resale of such shares of Integral Common Stock but in no event longer than two years after the date of such issuance.

                (b) In connection with any S-3 registering securities pursuant to Section 6.6(a) (the "Registrable Securities"), Integral shall:

                     (i) prepare and file with the SEC such amendments and supplements to such S-3 and the prospectus used in connection with such S-3 as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities;

                    (ii) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Shareholders' Representative may from time to time reasonably request;

                    (iii) to the extent necessary, use commercially reasonable efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Shareholders' Representative reasonably requests;

                    (iv) use commercially reasonable efforts to cause all such Registrable Securities to be listed on the Nasdaq National Market;

                    (v) pay all reasonable expenses incurred in connection with such registration, including registration and filing fees with the SEC, fees and expenses of compliance with securities or blue sky laws, and fees and expenses incurred in connection with the listing or quotation of the Registrable Securities; and

                    (vi) indemnify each Shareholder for any liability such Shareholder suffers by reason of the filing of such S-3 arising from:

                          (1) any untrue statement of a material fact contained
in such S-3;

                          (2) any omission to state in such S-3 a material fact
required to be stated therein or necessary to make a statement therein, in the light of the circumstances under which it was made, not misleading; or

                          (3) any violation by Integral of the Securities Act or
any rule or regulation promulgated thereunder applicable to Integral, or of any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to Integral,

in each case, relating to any action or inaction required of Integral in connection with such S-3; provided, however, that the foregoing indemnity obligation shall not be applicable to the extent that such liability is caused directly or indirectly by information such Shareholder or such Shareholder's representatives provide or provided to Integral.

               (c) Notwithstanding anything to the contrary in this Agreement, Integral may delay the filing of an S-3 if: (i) in the good faith and reasonable judgment of the Board of Directors of Integral, such registration would be seriously detrimental to Integral, and the Board of Directors of Integral concludes, as a result, that it is essential to defer the filing of such S-3 at such time, and (ii) Integral shall furnish to the Shareholders' Representative a certificate signed by the Chairman of the Board of Integral stating that in the good faith judgment of the Board of

Directors of Integral, it would be seriously detrimental to Integral for such S-3 to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement; provided, however, that Integral shall have the right to defer such filing for a period of not more than 90 days, and, provided further, that Integral shall not defer its obligation in this manner more than once.

              (d) Upon receipt of any notice from Integral of the happening of any event which makes any statement made in an S-3 or related prospectus untrue or which requires the making of any changes in such S-3 or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, each Shareholder shall forthwith discontinue disposition of shares pursuant to such S-3 until such Shareholder's receipt of the copies of the supplemented or amended prospectus (which Integral shall use commercially reasonable efforts to prepare and distribute promptly) or until it is advised in writing by Integral that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus.

         6.7 Third-Party Consents. Schedule 6.7 contains a list of Material Contracts for which the written consent of the third party was not obtained prior to the Closing Date. The Major Shareholders shall use commercially reasonable efforts to obtain all third-party consents after the Closing.

         6.8 Changes in Integral Common Stock. If, and as often as, there are any changes in the Integral Common Stock, prior to the Closing, by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Integral Common Stock as so changed.

         6.9 8-K. The Company, its officers and the Major Shareholders agree to assist Integral, its auditors and counsel in the preparation of a Form 8-K or Forms 8-K disclosing the transactions contemplated by this Agreement.

         6.10 Employee Proprietary Information, Inventions and Non-Competition Agreement. No later than sixty (60) days following the Closing, each current officer, employee and consultant of the Company shall execute and deliver to the Company an Employee Proprietary Information, Inventions and Non-Competition Agreement, a form of which is attached hereto as Exhibit 6.8.

         6.11 Western National Bank Debt. As soon as reasonably practicable after the Effective Time, Integral shall take all commercially reasonable actions necessary to either:

              (a) remove Mark D. McMillen and Randal E. Culver as guarantors with respect to the Company's line of credit with Western National Bank; or

            (b) pay in full all outstanding balances under the Company's line of credit with Western National Bank, terminate the security interest in the Company's assets held by Western National Bank in connection with such line of credit by filing a UCC-3 termination statement with the Colorado Secretary of State, and terminate such line of credit.

      6.12 General. In case at any time, and from time to time, after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including without limitation the execution and delivery of such further documents, instruments of transfer or assignment, files, books and records) as any other Party reasonably may request in writing, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Each of the Major Shareholders acknowledges and agrees that from and after the Closing, Integral will be entitled to possession of all documents, books, records (including without limitation Tax records), agreements and financial data of any sort relating to the Company or the Surviving Corporation, copies of which shall be provided to the Major Shareholders and the Shareholders' Representative upon reasonable request thereby (provided that each of the Major Shareholders and the Shareholders' Representative executes a commercially reasonable confidentiality agreement acceptable to Integral prior to the receipt of such copies).

7.    CLOSING DELIVERIES

      7.1 Deliveries of the Company and the Major Shareholders. At the Closing, the Company and the Major Shareholders shall deliver to Integral the following:

            (a) Evidence satisfactory to Integral that each of the Amended and Restated Shareholders Agreement and the Amended and Restated Earnout Agreement each dated on or about August 22, 2002 (in each case, together with any prior versions thereof), has been terminated.

            (b) Evidence satisfactory to Integral that each of the Company Third-Party Consents and all other consents that Integral has reasonably requested in connection with this Agreement and the Merger have been obtained, and that the Company has given any notices to third parties required under, or in connection with, this Agreement or the transactions contemplated hereby or that Integral has reasonably requested in connection with this Agreement and the Merger.

            (c) Other than with respect to the Company's line of credit with Western National Bank, evidence that all liens, charges, pledges, security interests, claims and encumbrances of any kind with respect to any intellectual property, receivable or other asset or property of the Company, if any, have been terminated.

            (d) A legal opinion from counsel to the Company and the Major Shareholders in form and substance as set forth in Exhibit 7.1(d) attached hereto, addressed to Integral, and dated as of the Closing Date.

            (e) Resignations of each director and officer of the Company, effective as of the Closing.

              (f) A schedule of all outstanding Liabilities of the Company as of the Closing Date.

              (g) Each of the items listed in Section 1.7(d).

              (h) A certificate of the Secretary of the Company dated as of the Closing Date certifying (A) that true, correct and complete copies of the Company's Charter Documents, as in effect on the date hereof, are attached thereto as Exhibit A, (B) as to the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement, (C) that true, correct and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the approval of the Merger and the consummation of the transactions contemplated hereby are attached thereto as Exhibit B, (D) that true, correct and complete copies of the resolutions of the shareholders of the Company approving this Agreement, the Merger and the consummation of the transactions contemplated hereby are attached thereto as Exhibit C, and (E) that true, correct and complete copies of all information, materials and documents that the Company has submitted to its shareholders with respect to the transactions contemplated hereby are attached thereto as Exhibit D.

              (i) A Good Standing Certificate dated September 23, 2002 of the Company from the Colorado Secretary of State

         7.2 Deliveries of Integral. At the Closing, Integral shall deliver to the Company the following:

              (a) A legal opinion from counsel to Integral in form and substance as set forth in Exhibit 7.2(b) attached hereto, addressed to the Shareholders, and dated as of the Closing Date.

              (b) A certificate of good standing dated September 23, 2002 of the Merger Sub from the Colorado Secretary of State.

              (c) A certificate of good standing dated September 27, 2002 of Integral from the Maryland State Department of Assessments and Taxation.

8.       Remedies for Breaches of This Agreement

         8.1 Survival of Representations and Warranties. All representations, warranties covenants and agreements of each of the Parties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing hereunder and any investigation, audit or inspection at any time made by or on behalf of any Party hereto and shall continue in full force and effect until December 31, 2006. Notwithstanding anything herein to the contrary, so long as a claim arising out of a breach of a representation or warranty or nonperformance of any agreement or covenant is made prior to the expiration of the applicable period of survival set forth above with respect to such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive with respect to such claim until final resolution thereof and indemnification may be had (subject to the other provisions of this Section 8) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

         8.2    Indemnity.

                (a) Subject to the limitations set forth in Section 8.6 and in accordance with such Shareholder's covenants and agreements in the Shareholder Representation Agreement or the Investor Agreement (as the case may be), each Shareholder, severally, shall indemnify and hold Integral, the Merger Sub and the Surviving Corporation harmless to the extent provided in this Section 8 from and against any and all losses (consequential or otherwise), Liabilities, claims, disputes, proceedings, demands, cost unallowability determinations, judgments, settlements, liens, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement or appeal), but excluding in each such case any such item to the extent that it is subject to a reserve on the Interim Balance Sheet and Closing Date Balance Sheet (the foregoing referred to individually as an "Adverse Consequence" and collectively as "Adverse Consequences") resulting from or arising out of:

                (i) any breach of any representation or warranty of the Company and/or any of the Shareholders contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by the Company and/or any of the Major Shareholders or their respective representative(s) in connection with this Agreement;

                (ii) the nonperformance, partial or total, of any covenant or agreement of the Company and/or any of the Major Shareholders contained in this Agreement, except for the nonperformance of a Major Shareholder of his obligations under Section 9 (for which, together with any and all Adverse Consequences resulting from or arising out of such non-performance, such Major Shareholder shall severally be liable); or

                (iii) any and all Adverse Consequences incidental to any of the foregoing or to the enforcement of this Section 8.2(a).

The rights and remedies relating to the Escrow Fund shall be as provided in
Section 8.4. Without limiting the foregoing, the indemnification liabilities of each of the Shareholders arising from Section 3 of this Agreement (other than indemnification liabilities relating to the Tax Refund Claims) shall include Adverse Consequences consisting of any and all Taxes with respect to any period (or any portion thereof) up to and including the Closing Date, except for Taxes of the Company (if any) that are reflected as current or deferred liabilities for Taxes on the Interim Balance Sheet. Each of the Shareholders agrees that it will not make any claim for indemnification against the Company or the Surviving Corporation (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Integral against any of the Shareholders (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). Each Shareholder irrevocably waives any and all rights to recourse against the Company or the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by any Major Shareholder or the Company in this Agreement. No Shareholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of such Shareholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

              (b) Integral shall indemnify and hold the Shareholders harmless to the extent provided in this Section 8 from and against any and all Adverse Consequences resulting from or arising out of:

                  (i) any breach of any representation or warranty of Integral or the Merger Sub contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by Integral or the Merger Sub or either of their respective representative(s) in connection with this Agreement;

                  (ii) the nonperformance, partial or total, of any covenant or agreement of Integral or the Merger Sub contained in this Agreement; or

                  (iii) any and all Adverse Consequences incidental to any of the foregoing or to the enforcement of this Section 8.2(b).

         8.3  Notice of Claim by the Shareholders.

              (a) If the Shareholders are entitled to indemnification pursuant to this Agreement and make a claim for indemnification against Integral, such claim shall be made by the Shareholders' Representative in writing and shall state in general terms the facts upon which the Shareholders make such claim.

              (b) In the event that any claim or demand is asserted against the Shareholders by a third party for which the Shareholders may claim indemnification by Integral, Integral shall give written notice to the Shareholders' Representative within fifteen (15) days after receipt of notice from the Shareholders' Representative of such claim or demand indicating whether Integral intends to assume the defense of such claim or demand. If Integral does assume such defense, it shall indemnify and hold the Shareholders harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim (regardless of any limitations on indemnification set forth herein) and may not claim that it does not have an indemnification obligation with respect thereto. Notwithstanding such assumption, the Shareholders' Representative shall have the right to participate in such defense, by written notice given to Integral within fifteen (15) days from the date of Integral's notice, provided that such participation shall be at the expense of the Shareholders unless there is a conflict of interest (as reasonably determined by the Shareholders' Representative) between the Shareholders and Integral, in which case the cost of such participation (including reasonable attorneys' fees for counsel selected by the Shareholders' Representative) shall be reimbursed by Integral. If Integral assumes the defense and the Shareholders' Representative elects not to participate, Integral shall have the right fully to control and to settle the proceeding. If the Shareholders' Representative elects to participate in such defense, the Parties shall cooperate in the defense of the proceeding, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld or delayed. If Integral elects not to assume the defense, the Shareholders' Representative shall have the right to do so (at the expense of Integral), and may settle the same without the consent of Integral.

               (c) In the event the Shareholders have a claim against Integral hereunder which does not involve a claim being asserted against or sought to be collected by a third party, Integral shall give written notice to the Shareholders' Representative within thirty (30) days after receipt of notice from the Shareholders' Representative of such claim indicating whether Integral disputes such claim. If Integral does not notify the Shareholders' Representative or the Shareholders within such thirty (30) day period that Integral disputes such claim, the amount of such claim shall be conclusively deemed a liability of Integral hereunder. In the event that Integral shall object in writing to any claim made in accordance with this Section 8.3(c), the Shareholders' Representative and Integral shall attempt in good faith for fourteen (14) days after receipt of such written objection to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholders' Representative and Integral should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Shareholders' Representative and Integral. If the Shareholders' Representative and Integral cannot agree within such fourteen (14) day period, the Shareholders' Representative shall be free to pursue such remedies as may be available to it under contract or applicable law.

         8.4   Tax Refund Claims Escrow Arrangements.

               (a) Solely as security for the representation and warranty in
Section 3.10 relating to the date of receipt and amount of the Tax Refund Claims, the Shareholders will be deemed to have received and deposited with Wachovia Bank (the "Escrow Agent") the Cash Escrow and the Escrow Shares, plus any cash and/or additional securities that may be issued in connection with any stock split, reorganization, merger, stock dividend or recapitalization effected by Integral after the Effective Time with respect to the Escrow Shares and the certificate(s), document(s) or instrument(s) representing or evidencing the Escrow Shares and such other securities, without any act of any Shareholder. Such Cash Escrow, Escrow Shares, cash and other securities, as deposited with the Escrow Agent, shall constitute an escrow fund (the "Escrow Fund") and shall be governed by the terms set forth in this Section 8.4 and in the Escrow Agreement (the "Escrow Agreement"), dated as of the Closing Date, among Integral, the Shareholders' Representative and the Escrow Agent. The amounts contributed on behalf of each Shareholder to the Escrow Fund is set forth on
Schedule 1.5, which amounts are in proportion to the aggregate Initial Purchase Price to which such Shareholder would otherwise be entitled under Section 1.5.

               (b) If any amounts are distributed to Integral pursuant to the Escrow Agreement, Integral shall assign to the Shareholders the right to receive a portion of any pending Tax Refund Claims that have not been collected by December 31, 2003 up to the amounts so distributed to Integral.

               (c) Each Shareholder shall have voting rights with respect to the shares of Integral Common Stock contributed to the Escrow Fund by such Shareholder and on any other voting securities added to the Escrow Fund pursuant to Section 8.4(a).

               (d) In all instances in which amounts are distributed to Integral pursuant to this Section 8.4, such distributions shall be in cash and shares of Integral Common Stock and the proportion of each shall, as nearly as possible, be in proportion to the Escrow Cash and Escrow Shares originally contributed to the Escrow Fund. For purposes of determining the number of Escrow Shares to be delivered in connection with the preceding sentence to satisfy the indemnification obligations of the Shareholders pursuant to this Section 8.4, the per share value of the Escrow Shares shall be deemed to be, for purposes of this Section 8.4, the Average Price) (subject to adjustment for any stock split, stock dividend or other change with respect to the Integral Common Stock).

         8.5    Set-Off Rights.

               (a) Notwithstanding anything herein to the contrary, each of the Shareholders agrees that Integral shall have the right, but not the obligation, to set-off against the Contingent Purchase Price the full amount of any Adverse Consequences required to be paid by the Shareholders pursuant to this Article 8.

               (b) With respect to the right to set-off under Section 8.5(a),

                   (i) Integral shall initially have the right to set-off against the full amount of the Contingent Purchase Price;

                   (ii) beginning immediately after the Contingent Purchase Price with respect to "Earnout Period 1" (identified on Schedule 1.6) is paid to the Shareholders, Integral shall have the right to set-off against any unpaid Contingent Purchase Price but not against any amount of the Contingent Purchase Price which was paid to the Shareholders with respect to Earnout Period 1;

         (iii) beginning immediately after the Contingent Purchase Price with respect to "Earnout Period 2" (identified on Schedule 1.6) is paid to the Shareholders, Integral shall have the right to set-off against any unpaid Contingent Purchase Price but not against any amount of the Contingent Purchase Price which was paid to the Shareholders with respect to Earnout Period 1 or Earnout Period 2;

         (iv) beginning immediately after the Contingent Purchase Price with respect to "Earnout Period 3" (identified on Schedule 1.6) is paid to the Shareholders, Integral shall have the right to set-off against any unpaid Contingent Purchase Price but not against any amount of the Contingent Purchase Price which was paid to the Shareholders with respect to Earnout Period 1, Earnout Period 2 or Earnout Period 3; and

         (v) beginning immediately after the Contingent Purchase Price for "Earnout Period 4" (as identified on Schedule 1.6) is paid to the Shareholders, Integral shall have no further right to set-off (except with respect to any unpaid Contingent Purchase Price).

     (c) If Integral elects to exercise its set-off rights hereunder, it will give the Shareholders' Representative written notice of such election, which shall include the amount to be set-off and a description of the factual basis for such set-off, and upon giving such notice, the Contingent Purchase Price shall automatically be reduced by the amount set forth in such notice. Any set-off pursuant to this Section 8.5 shall be deemed to be final, binding and not subject to appeal other than as set forth herein. In the event that the Shareholders' Representative shall object in writing to any such notice of set-off hereunder within fifteen (15) days of receipt thereof, and such objection contains a specific request for limited and readily-accessible information in the possession of Integral that was previously prepared solely to determine the amount of such set-off, Integral shall make a reasonable effort to make available such information to the Shareholders' Representative (provided that the Shareholders' Representative executes a commercially reasonable confidentiality agreement acceptable to Integral prior to the receipt of such information), and the Shareholders' Representative and Integral shall attempt in good faith for fourteen (14) days after receipt of such written objection to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholders' Representative and Integral should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Shareholders' Representative and Integral. If the Shareholders' Representative and Integral cannot agree within such fourteen (14) day period, the Shareholders' Representative shall be free to pursue such remedies as may be available to it under contract or applicable law. In the event there is a final determination by a court of competent jurisdiction that Integral was not entitled to indemnification under this Section 8.5(b) with respect to any set-off amount, Integral shall promptly thereafter deliver to the Shareholders' Representative all such amounts which are so determined to have been incorrectly set-off, together with reasonable fees and disbursements of attorneys, accountants and other professional advisors relating to such determination incurred by the Shareholders' Representative.

     8.6   Limitation.

           (a)   The rights of Integral in the Escrow Fund set forth in
Section 8.4 shall be the sole remedy available to Integral with respect to the representation and warranty in Section 3.10 relating to the date of receipt and amount of the Tax Refund Claims.

           (b) Except with respect to any knowing and intentional or fraudulent breaches of the representations, warranties, agreements or covenants of the Company or the Major Shareholders contained in this Agreement, the sole and exclusive remedy available to Integral pursuant to the indemnity set forth in Section 8.2(a) shall be the right of set-off set forth in Section 8.5. The Parties agree that the right to indemnity under Section 8.2 and this Section 8.6 shall include the right of Integral to be indemnified for any Adverse Consequences relating to Taxes or Tax Returns, except with respect to the representation and warranty in Section 3.10 relating to the date of receipt and amount of the Tax Refund Claims.

           (c) Notwithstanding the above, the aggregate amount of the liability of Integral under this Article 8 shall not exceed an amount equal to the Contingent Purchase Price.

           (d) Except as otherwise set forth in this Agreement, this Article 8 sets forth the sole exclusive remedy and recourse of the Parties for monetary damages arising from any claim, cause of action or right of any nature under this Agreement; provided, however, that nothing contained in this Article 8 shall be in lieu of, or constitute a waiver of, any remedies in equity that any Party may otherwise have.

9.   NONCOMPETITION

     9.1 Prohibited Activities. Each of the Major Shareholders (each, a "Non-Competing Party") acknowledges that, in connection with the transactions contemplated by this Agreement, such Non-Competing Party will be exposed to and gain information concerning Integral and its operations, including confidential and proprietary information, and concerning clients and prospective clients of Integral, and that it would cause severe harm to Integral if such Non-Competing Party used such information to compete with or assist another person, company or entity in competing with Integral. Each Non-Competing Party agrees that until the end of the two (2) year period beginning on the Closing Date it will not, either for itself or as a shareholder, partner, investor, consultant, contractor or agent or in any other capacity:

           (a) Engage in any business, activity or work that is in any way competitive with the business of Integral within the continental United States.

           (b) Perform any services in the fields of tracking stations, telemetry processing, and/or satellite command and control, sell, solicit or attempt to sell any products and/or services in the fields of tracking stations, telemetry processing, and/or satellite command and control to, or interfere with Integral's relationship with any person, company or other entity that was a customer of Integral or was identified by Integral as a prospective customer during the period that such Non-Competing Party was an affiliate or shareholder of Integral. For purposes of this Article 9, "customer" means all persons, firms or entities that have either (1) sought or obtained Integral's services, (2) contacted Integral for the purpose of providing its services or (3) been contacted by Integral for the purpose of providing its services, and all persons, firms or entities subject to control of those persons, firms or entities.

                (c) Solicit, hire or employ, or cause any other person, company or entity to solicit, hire or employ any employee or contractor retained or employed by Integral.

                (d) Disparage Integral to anyone outside of Integral, including without limitation competitors, customers and potential customers, or to employees or potential employees of Integral.

As used in this Agreement, "business of Integral" and "Integral's business" includes building satellite ground systems for command and control, integration and test, data processing, and simulation, including science, meteorology and earth resource applications; building communication system monitor systems for satellite owners, operators and users; and building products and/or providing services in the fields of tracking stations, telemetry processing, and/or satellite command and control.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Non-Competing Party from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter. For purposes of this Article 9, the term "Integral" includes Integral, the Company (both prior to and after the Merger), the Surviving Corporation and all subsidiaries of Integral.

         9.2 Damages. Because of the difficulty of measuring economic losses to Integral as a result of a breach of the covenants contained in this Section 9, and because of the immediate and irreparable damage that could be caused to the Company, the Surviving Corporation and/or Integral for which the Company, the Surviving Corporation and/or Integral would have no other adequate remedy (and for which monetary damages would not be sufficient), each Non-Competing Party agrees that, in addition to any and all other remedies that may be available to the Company, the Surviving Corporation and/or Integral at law or in equity (which such remedies, notwithstanding Section 8.6, shall be available to the Company, the Surviving Corporation and/or Integral), the covenants contained in this Section 9 may be enforced by the Company, the Surviving Corporation and/or Integral in the event of breach by such Non-Competing Party, by injunctions and restraining orders or other equitable relief. Notwithstanding anything herein to the contrary, the liability of each Non-Competing Party hereunder for damages shall only be in respect of a breach of this covenant by such Non-Competing Party.

         9.3 Reasonable Restraint. The Parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Non-Competing Party in light of the activities and business of Integral on the date of the execution of this Agreement and the current plans of Integral; but it is also the intent of Integral and each Non-Competing Party that such covenants be construed and enforced in accordance with the changing activities and business of Integral throughout the term of this covenant. The Parties further agree that in the event any Non Competing Party shall enter into a business or pursue other activities not in competition with Integral or similar activities or business in locations the operation of which, under such circumstances, does not violate
Section 9.1(a), such Non-Competing Party shall not be chargeable with a violation of this Article 9 if Integral shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

         9.4 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant or portion thereof shall not affect the other portions of such covenant or the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         9.5 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Non-Competing Party against Integral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Integral of such covenants. It is specifically agreed that the period of two (2) years stated at
Section 9.1, during which the agreements and covenants of each Non-Competing Party made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which any such Non-Competing Party is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         9.6 Materiality. Each Non-Competing Party hereby agrees that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement.

10.      GENERAL

         10.1   Shareholders' Representative.

                (a) Approval of the Merger by the Shareholders shall also constitute the appointment of Randal E. Culver to act as representative of the Shareholders and to act as each of the Shareholder's attorney-in-fact and representative (the "Shareholders' Representative"), to do any and all things and to execute any and all documents, in such party's name, place and stead, in any way which such party could do if personally present, in connection with each Shareholder Representation Agreement and Investment Agreement and this Agreement and the transactions contemplated hereby, including without limitation to amend, cancel or extend, or waive, any of the terms of any such Shareholder Representation Agreement and Investment Agreement and this Agreement or to receive any notice required hereunder or thereunder. Approval of the Merger by the Shareholders shall also constitute the approval of the provision of the sum of $10,000 out of the Base Cash Purchase Price (which shall be allocated among the Shareholders pro rata (based on the number of shares of Company Common Stock held by the Shareholders at the Closing of the Merger)) to cover expenses of performance of the duties of the Shareholders' Representative hereunder and under each Shareholder Representation Agreement and Investment Agreement. Integral, Merger Sub and the Surviving Corporation shall be entitled to rely, as being binding upon such Shareholders, upon any document or other paper believed by Integral, the Merger Sub or the Surviving Corporation to be genuine and correct and to have been signed by the Shareholders' Representative, and Integral, the Merger Sub and the Surviving Corporation shall not be liable to any Shareholder for any action taken or omitted to be taken by Integral, the Merger Sub or the Surviving Corporation in such reliance. The Shareholders' Representative shall have the sole and exclusive right on behalf of any Shareholder to take any action or provide any waiver, or receive any notice, pursuant to Articles 8 and 9 and Sections 1.6(d), 10.10 and 10.16 of this Agreement and to settle any claim or controversy arising under this Agreement or any Shareholder Representation Agreement or Investment Agreement.

                  (b) The Shareholders' Representative may resign at any time by giving written notice of resignation, at least sixty (60) days prior to such resignation, to Integral, the Surviving Corporation and the Shareholders, and the Shareholders' Representative may be removed at any time with or without cause by upon the approval of two-thirds in interest (based on the number of shares of Company Common Stock held by the Shareholders on the Closing Date) of the Shareholders (collectively, the "Approving Shareholders"). Upon any such resignation or removal, such Approving Shareholders shall select a successor Shareholders' Representative, which successor shall be approved by the Approving Shareholders. In the case of a resigning Shareholders' Representative, if no successor Shareholders' Representative shall have been so appointed by the Approving Shareholders and shall have accepted such appointment (effective upon the date of resignation of the resigning Shareholders' Representative), within thirty (30) days after the retiring Shareholders' Representative's giving of notice of resignation, then the retiring Shareholders' Representative (or Integral if the retiring Shareholders' Representative does not act) may, on behalf of the Approving Shareholders, appoint a successor Shareholders' Representative. Upon the acceptance of any appointment as Shareholders' Representative thereunder by a successor Shareholders' Representative, such successor Shareholders' Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Shareholders' Representative, and the retiring Shareholders' Representative shall be discharged from its duties and obligations as Shareholders' Representative under this Agreement and under each Shareholder Representation Agreement and Investment Agreement. After any retiring Shareholders' Representative's resignation or removal hereunder as Shareholders' Representative, the provisions of this Section 10.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Shareholders' Representative.

                   (c) The grant of authority provided for in this Section 10.1:
(a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto and (b) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of its interest in any payment due to it under this Agreement.

                   (d) The duties and responsibilities of the Shareholders' Representative hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied under this Agreement or any other agreement among the parties hereto, whether or not the Shareholders' Representative has knowledge thereof. The Shareholders acknowledge that the Shareholders' Representative is acting solely as a stakeholder at the request of, and for the convenience of, the Shareholders, that the Shareholders' Representative shall not be deemed to be the agent of the Company or the Shareholders (except, in the case of the Shareholders, as contemplated hereunder and under each Shareholder Representation Agreement and Investment Agreement), and that the Shareholders' Representative shall be released and exculpated of all liability whatsoever arising from, related to, in connection with or resulting from its activities as Shareholders' Representative and shall not be liable to the Company or the Shareholders for any act or omission on its part, unless taken, not taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence or willful misconduct on the part of the Shareholders' Representative.

                  (e) Except as otherwise contemplated hereunder or under any Shareholder Representation Agreement or Investment Agreement, the Shareholders' Representative shall be entitled to rely, as being binding upon each Shareholder, upon any document or other paper believed by the Shareholders' Representative to be genuine and correct and to have been signed by such Shareholder, and the Shareholders' Representative shall not be liable to any Shareholder for any action taken or omitted to be taken by the Shareholders' Representative in such reliance.

                   (f) The Shareholders agree that they shall indemnify the Shareholders' Representative in an amount and of such character as the Shareholders' Representative shall reasonably require to institute or defend any action or legal proceeding involving any matter referred to in this Agreement, including any and all claims, losses, liabilities, costs, judgments, attorneys' fees and other expenses of every kind and nature whatsoever in relation thereto.

                  (g) Except as otherwise contemplated hereunder, the Shareholders' Representative shall not be liable to the Shareholders for any action taken or not taken by it in good faith and believed by it to be authorized by, or within the rights or powers conferred upon it by, this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, not taken or suffered by it hereunder in good faith and in accordance with, or in reliance upon, the opinion or advice of such counsel.

                  (h) The Shareholders hereby agree to pay or reimburse the Shareholders' Representative upon request for all expenses, disbursements and advances, including reasonable attorney's fees, incurred or made by the Shareholders' Representative in connection with the carrying out of its duties hereunder, which payment or reimbursement shall not exceed each such Shareholder's pro rata portion (based on the number of shares of Company Common Stock held by the Shareholders at the Closing of the Merger), unless such Shareholder has committed fraud and such fraud has given rise to such expenses or amounts.

              (i) The parties hereto agree that neither Integral, the Surviving Corporation nor the Merger Sub shall be liable for any action taken or not taken by the Shareholders' Representative hereunder. Each of the Shareholders and the Shareholders' Representative agree that all disputes, controversies or other matters arising between or among the Shareholders and the Shareholders' Representative, and any and all liabilities with respect to such disputes, controversies or other matters, shall be limited to such parties solely, and that neither Integral nor any other party shall have any responsibility or liability whatsoever with respect to such disputes, controversies or other matters.

         10.2 Shareholders. Each Shareholder, by its acceptance of any portion of the Purchase Price or its rights to receive such portion of the Purchase Price, shall be deemed to have accepted and agreed to each and every term of this Agreement applicable to the Shareholders and/or the Parties generally, including without limitation the provisions applicable to the Shareholders under
Article 8 (Remedies for Breaches of this Agreement) and Sections 10.1 and 10.10.

         10.3 Cooperation. Each of the Major Shareholders, on the one hand, and Integral, on the other hand, for no further consideration, shall each deliver or cause to be delivered to the other on the Closing Date, and either before or after the Closing Date at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. Each of the Major Shareholders will cooperate and use its reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Integral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         10.4 Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned, including without limitation assignments by operation of law or otherwise, without the written consent of the other Parties and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted assigns, the successors of Integral, and the successors of the Major Shareholders.

         10.5 Entire Agreement. This Agreement (which includes the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. This Agreement (including without limitation this Section 10.5) shall not be amended or modified except as set forth in Section 10.16. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         10.6 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the Parties.

         10.7 Brokers and Agents. Integral, on the one hand, and each of the Major Shareholders, on the other hand, represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party, except as set forth on Schedule 3.24.

         10.8 Expenses. Subject to Sections 8 and 10.10, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including any schedules and exhibits) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement and
(b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; provided, however, that the fees and expenses incurred by or on behalf of the Company (the "Legal Fees") shall be reasonable. Notwithstanding anything herein to the contrary, in computing the Pre-Tax Earnings for any "Earnout Periods" set forth on Schedule 1.6, such Pre-Tax Earnings shall be reduced by an amount equal to the Legal Fees paid after the Closing Date and during such Earnout Period.

         10.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be sent as follows:

         If to Integral, to:

               Integral Systems, Inc.
               5000 Philadelphia Way
               Lanham, Maryland  20706
               Attn:  Mr. Steven R. Chamberlain
               Fax:  (301) 731-9606

         with a required copy to:

               Venable, Baetjer, Howard & Civiletti, LLP
               1201 New York Avenue, NW, Suite 1000
               Washington, DC  20005
               Attn:  Wallace E. Christner, Esq.
               Fax No.:  (202) 962-8300

         If to the Company, to:

               Real Time Logic, Inc.
               1042 Elkton Drive
               Colorado Springs, CO  80907
               Attn:  Randal E. Culver
               Fax No:  (719) 598-2655

               with required copies to:

               Sparks Willson Borges Brandt & Johnson, P.C.
               The Conover Building
               24 South Weber, Suite 400
               Colorado Springs, Colorado  80903
               Attn:  Ben Sparks
               Fax No.:  (719) 633-8477

               and

               Randal E. Culver
               2549 Antietam Lane
               Colorado Springs, CO  80920

         If to the Major Shareholders, at the address set forth on the signature pages hereto,

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered if delivered personally, (ii) when sent by telefax of facsimile (in each case with confirmation of receipt) if sent during normal business hours of the recipient and, if not, on the next day, (iii) three (3) days after having been sent by registered or certified mail, postage prepaid, (iv) one (1) day after deposit with a nationally recognized, overnight courier service, specifying next day delivery, or (v) if given by any other means, only when actually received by the addressee(s).

         10.10 limited Arbitration.

               (a) The Parties agree that all disagreements or disputes with respect to any accounting matters in connection with determining Pre-Tax Earnings shall be resolved in accordance with Sections 10.10(b) and (c). Further, the Parties agree to submit all disputes and disagreements with respect to determining the accuracy of the Financial Statements and Closing Date Balance Sheet of the Company to arbitration conducted in the manner set forth in Section 10.10(c) below.

               (b) In the event that the Shareholders' Representative disagrees with any Earnout Report delivered pursuant to Section 1.6 hereof with respect to any accounting matters (other than with respect to the accounting procedures and practices reflected therein), the Shareholders' Representative shall deliver to Integral, within ten (10) days after the initial delivery by Integral of such Earnout Report, a written notice specifying the matters as to which the Shareholders' Representative objects with respect to such Earnout Report and the basis for such disagreement (together with any authority or documentation supporting the position of such Shareholders' Representative) (such notice, an "Objection Notice"). If the Shareholders' Representative timely delivers to Integral an Objection Notice, Integral shall make available to the Shareholders' Representative the balance sheet and the income statement with respect to the period covered by the Earnout Report, together with such other documentation as the Shareholders' Representative reasonably requests to determine the validity of the Earnout Report, subject to such Objection Notice (provided that the Shareholders' Representative executes a commercially reasonable confidentiality agreement acceptable to Integral prior to the receipt of such information), and Integral and the Shareholders' Representative shall thereupon endeavor in good faith to resolve the disagreement set forth in the Objection Notice. In the event such parties do so, such parties shall promptly execute a document which sets forth resolution of such disagreement, which document shall be binding upon all Shareholders. In the event that Integral timely receives an Objection Notice with respect to any specific Earnout Report and the Shareholders' Representative and Integral are unable to resolve the disagreement specified in the Objection Notice within fourteen (14) days after initial delivery of the Objection Notice, both Integral and the Shareholders' Representative agree to submit the dispute to arbitration conducted in the manner set forth in Section 10.10(c) below.

               (c) Arbitration pursuant to this Section 10.10 shall be conducted before a panel of three (3) arbitrators, all residents of Washington D.C. and licensed practicing accountants, one arbitrator chosen by the Shareholders' Representative and one by Integral and the third chosen by the two appointed, all of which shall be chosen within seven (7) days from the expiration of the fourteen (14) day amicable negotiation period. Both Integral and the Shareholders' Representative shall submit written claims to the arbital panel within seven (7) days of its appointment and the hearing shall commence fifteen (15) days after the selection of the arbital panel, and the arbital panel shall render its decision within five (5) days after commencement of the hearing. Any arbitration conducted pursuant to the terms of this Agreement shall be governed by Maryland law. The arbitrators shall be compensated at their normal hourly rates, and the costs for the performance of their duties shall be borne by the non-prevailing party as designated by the arbital panel. Integral, the Shareholders' Representative and the Shareholders agree to accept and be bound as final by the decision of the arbitrators, with no right of appeal, and such decision shall be binding upon all Shareholders. The arbitrators shall be instructed to make a final decision and shall designate the prevailing party, who shall be entitled, in addition to all other relief, to an award of reasonable attorneys' fees, costs and other expenses incurred in connection with the arbitration. Judgment on the arbitrators' award may be entered in any court having jurisdiction. Integral, the Shareholders' Representative and the Shareholders agree to waive any objections based on jurisdiction and agree to submit to the jurisdiction of any properly authorized judicial body required to enforce the judgment of the arbitrators.

         10.11 Governing Law; Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of laws provisions. Except as set forth in
Section 10.10, each Party irrevocably consents and agrees to the exclusive jurisdiction of the courts of Prince Georges, Maryland or the United States District Court for the District of Maryland, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Except as set forth in Section 10.10, each Party expressly waives all rights to bring suit, action or other proceeding in or before any court or tribunal not subject to the jurisdiction of the above courts. Each Party expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any such courts.

         10.12 Severability. If any provision of this Agreement (or portion thereof) or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision (or portion thereof) to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

         10.13 Absence of Third-Party Beneficiary Rights. Unless otherwise provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, member, employee or partner of any party hereto or any other person or entity. The Shareholders are third-party beneficiaries of this Agreement.

         10.14 Mutual Drafting. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

         10.15 Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other Party(ies) as to such tax consequences.

         10.16 Amendment; Waiver. This Agreement may be amended only by execution of an instrument in writing signed on behalf of each of Integral and the Merger Sub, on the one hand, and the Major Shareholders and the Shareholders' Representative, on the other hand. Any waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of the party waiving such provision.

         10.17 Public Disclosure. Neither the Company nor any of the Major Shareholders shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Integral in writing or as required by law. Integral agrees to keep the Major Shareholders apprised in advance of any disclosure of the subject matter of this Agreement by Integral.

         10.18 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                            INTEGRAL SYSTEMS, INC.

                            By: /s/ Steven R. Chamberlain
                                ------------------------------------------------
                                Name:  Steven R. Chamberlain
                                Title: Chairman and Chief Executive Officer

                            ISI MERGER CORP.


                            By: /s/ Steven R. Chamberlain
                                ------------------------------------------------
                                Name:  Steven R. Chamberlain
                                Title: President

                            REAL TIME LOGIC, INC.


                            By: /s/ Randal E. Culver
                                ------------------------------------------------
                                Name:  Randal E. Culver
                                Title: President

                            SHAREHOLDERS' REPRESENTATIVE


                             /s/ Randal E. Culver
                            ----------------------------------------------------
                            Name:  Randal E. Culver

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                            MAJOR SHAREHOLDER:

Mark D. McMillen
15220 Bronco Drive
Colorado Springs, CO  80921
                                             /s/ Mark D. McMillen
                                            ------------------------------------
                                            Name:  Mark D. McMillen


                                            MAJOR SHAREHOLDER:

Randal E. Culver
2549 Antietam Lane
Colorado Springs, CO  80920
                                             /s/ Randal E. Culver
                                            ------------------------------------
                                            Name:  Randal E. Culver


                                            MAJOR SHAREHOLDER:

Sean Conway
1775 Quartz Mountain Drive
Larkspur, CO  80118

                                             /s/ Sean Conway
                                            ------------------------------------
                                            Name:  Sean Conway


                                            MAJOR SHAREHOLDER:

Urs Steck
13260 Ward Lane
Colorado Springs, CO  80908
                                             /s/ Urs Steck
                                            ------------------------------------
                                            Name:  Urs Steck

                                    EXHIBIT 1

Major Shareholders:

Mark D. McMillen
Randal E. Culver
Sean Conway
Urs Steck

Schedule 1.6 Contingent Purchase Price

I.       Formula

Subject to the limitations provided for below, the Contingent Purchase Price for each Earnout Period listed in the table below will be calculated using the following formula:

[                 (                                      {      })]
[EarnoutPercent x ({lesser of Pretax Earnings or Plan} - { Plan })]  + [Pretax Earnings - Plan]
[                 (                                      { ---- })]
[                 (                                      {   2  })]

II.      Defined Terms for Formula

A.       The Plan and EarnoutPercent for each Earnout Period are as follows:

          Earnout Period             Dates                Plan          EarnoutPercent
         Earnout Period 1      10/1/02 - 9/30/03        $1,692,000          200%
         Earnout Period 2      10/1/03 - 9/30/04        $3,308,000          160%
         Earnout Period 3      10/1/04 - 9/30/05        $4,528,720          120%
         Earnout Period 4      10/1/05 - 9/30/06        $4,528,720          120%

B. The Pretax Earnings are calculated for each Earnout Period as provided in Section 1.6(a) of the Merger Agreement.

III.     Limitations to the Results from the Formula

Section 1.6(c) of the Merger Agreement provides additional restrictions to the results obtained from the formula.

In addition, in the event that either of the following two values are less than zero, then whichever is less than zero, it shall be deemed equal to zero for purposes of computing the formula for each Earnout Period:

         (                                      {      })]
         ({lesser of Pretax Earnings or Plan} - { Plan })]
         (                                      { ---- })]
         (                                      {   2  })]

or

         [Pretax Earnings - Plan]